UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ZIX CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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ZIX CORPORATION

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

To our Shareholders,

You are cordially invited to attend the Annual Meeting of Shareholders of Zix Corporation, which will take place Wednesday, June 8, 2016, at 10:00 a.m. Central Time at the Cityplace Conference Center, Turtle Creek I Room, 2711 North Haskell Avenue, Dallas, Texas 75204. Details of the business to be conducted at the Annual Meeting are given in the Official Notice of the Meeting, Proxy Statement and form of proxy that accompany this letter.

Even if you intend to join us in person, we encourage you to vote in advance so that we will know that we have a quorum of shareholders for the meeting. When you vote in advance, please indicate your intention to personally attend the Annual Meeting. Please see the Question and Answer section of the enclosed Proxy Statement for instructions if you plan to personally attend the Annual Meeting.

Whether or not you are able to personally attend the Annual Meeting, it is important that your shares be represented and voted. Your prompt vote over the Internet, by telephone via toll-free number, or by written proxy will save us the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the Annual Meeting if you choose not to attend in person. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have personally submitted your proxy. Please review the instructions on the proxy card or the information forwarded by your bank, broker, or other holder of record concerning each of these voting options.

We appreciate your continued interest in Zix Corporation.

On behalf of the Board of Directors,

Dallas, Texas	Robert C. Hausmann
April 29, 2016	Chairman of the Board

ZIX CORPORATION

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Zix Corporation will take place on Wednesday, June 8, 2016, at 10:00 a.m. Central Time at the Cityplace Conference Center, Turtle Creek I Room, 2711 North Haskell Avenue, Dallas, Texas 75204. Registration will begin at 9:30 a.m.

At the meeting, we will ask shareholders to consider and vote on the following proposals:

1.	Elect six members of our Board of Directors for a one-year term;

2.	Ratify the appointment of Whitley Penn LLP as our independent registered public accountants for the fiscal year ending December 31, 2016;

3.	Approve, on an advisory basis, the compensation of our named executive officers; and

4.	Any other matters properly brought before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 19, 2016 will be entitled to vote at the meeting. The stock transfer books will not be closed.

By Order of the Board of Directors,

Dallas, Texas	Justin K. Ferguson
April 29, 2016	Vice President, General Counsel & Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 8, 2016

This Proxy Statement, accompanying proxy card and our Annual Report are available at investor.zixcorp.com in a searchable, readable, and printable format and in a cookie-free environment.

YOUR VOTE IS IMPORTANT.

Whether or not you expect to personally attend the meeting, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone via toll-free number, or if you received a paper copy of the proxy card, by signing, dating, and returning the proxy card in the enclosed postage-paid envelope will save us the expense and extra work of additional solicitation. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so. Please refer to the voting instructions included on your proxy card or the voting instructions forwarded by your bank, broker, or other holder of record.

Questions and Answers About the Annual Meeting and Voting

This Question and Answer section provides some background information and brief answers to several questions you might have about the enclosed proposals. We encourage you to read this Proxy Statement in its entirety.

What is a proxy?

A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. If you designate someone as your proxy holder in a written document, that document is called a proxy.

When I vote my shares, whom am I designating as my proxy?

We have designated Justin K. Ferguson, our General Counsel and Corporate Secretary, and Michael W. English, our Chief Financial Officer, to act as proxy holders at the Annual Meeting as to all shares for which proxy cards are returned or voting instructions are provided by Internet or telephonic voting.

What is a proxy statement?

A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating the proxy holders described above to vote on your behalf.

What is the record date?

The record date for the Annual Meeting is April 19, 2016. The record date is established by our Board of Directors as required by Texas law. Only shareholders of record at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote their shares at the meeting.

What is the difference between a shareholder of record and a shareholder who holds stock in street name, also called a “beneficial owner”?

If your shares are registered in your name at our stock registrar and transfer agent, Computershare Trust Company, N.A., you are a shareholder of record.

If your shares are registered at our stock registrar and transfer agent, Computershare Trust Company, N.A., in the name of a broker, bank, trustee, nominee, or other similar shareholder of record, your shares are held in street name and you are the beneficial owner of the shares.

What methods can I use to vote?

By Written Proxy. All shareholders may vote by mailing the written proxy card.

By Telephone and Internet Proxy. All shareholders of record may vote by telephone from the U.S. using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or the Internet if their bank, broker, or other shareholder of record makes those methods available, in which case the bank, broker, or other shareholder of record will enclose the instructions with the Proxy Statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

By In- Person Ballot. Shareholders of record and street name holders may vote in person at the Annual Meeting as described in the following question and answer.

How do I cast a ballot in person at the Annual Meeting?

Shareholders of Record. You will need to bring a government-issued photo identification card to obtain a ballot to vote in person at the Annual Meeting.

i

Street Name Holders. You will need to ask your broker or bank for a legal proxy and you will need to bring the legal proxy with you to the meeting. You will not be able to vote your shares at the meeting without a legal proxy. You will also need to bring a government-issued photo identification card to obtain a ballot to vote in person at the Annual Meeting. Please note that if you own shares in street name and you are issued a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person.

What will occur at the Annual Meeting?

First, we will determine whether we have a quorum of shares represented at the Annual Meeting to conduct business. If a quorum is not present at the Annual Meeting, we will adjourn or reschedule the meeting. If enough shares are represented at the Annual Meeting to conduct business, then we will vote on the proposals described in this Proxy Statement and any other business that is properly brought before the meeting, including any adjournments or postponements. We know of no other matters that will be presented for consideration at the Annual Meeting. If, however, other matters or proposals are presented and properly come before the meeting, the proxy holders intend to vote all proxies in accordance with their best judgment in the interest of Zix Corporation and our shareholders.

A representative of Whitley Penn LLP, our independent registered public accounting firm, is expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement, if that representative so desires, and to respond to appropriate questions. A representative of Broadridge Financial Solutions, Inc. will count the votes and act as the independent inspector of election.

What is a quorum?

The holders of a majority of the shares who are entitled to vote at the Annual Meeting must be represented at the meeting in person or by proxy to have a quorum for the transaction of business at the meeting and to act on the matters specified in the notice. A shareholder will be deemed to be represented at the Annual Meeting if the shareholder:

•	Is present in person; or

•	Is not present in person, but has voted by proxy card before the Annual Meeting; or

•	Is not present in person, but a broker has cast for the shareholder a discretionary vote on Proposal 2.

As of the record date, there were 55,683,348 shares outstanding and entitled to vote at the Annual Meeting, held by or through 433 holders of record. Each share of our common stock is entitled to one vote. Our shareholders are entitled to cast an aggregate of 55,683,348 votes at the Annual Meeting, so a quorum equals 27,841,675 shares of our common stock.

What proposals are shareholders being asked to consider at the Annual Meeting?

At the Annual Meeting, we will ask our shareholders to consider and vote on the following:

•	Proposal 1 is to elect six members of our Board of Directors for a one-year term;

•	Proposal 2 is to ratify the selection of Whitley Penn LLP as our independent registered public accountants for the fiscal year ending December 31, 2016;

•	Proposal 3 is a vote to approve, on an advisory basis, the compensation of our named executive officers; and

•	Any other matters properly brought before the meeting or any adjournment or postponement thereof.

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What are my voting choices on Proposal 1 for director nominees?

For the vote on the election of the director nominees, shareholders may:

•	Vote in favor of all nominees;

•	Vote to withhold votes from all nominees; or

•	Vote to withhold votes as to specific nominees, and in favor of the remaining nominees.

The Board recommends that you vote “FOR” Proposal 1 and “FOR” each of the director nominees.

What vote is needed to elect directors?

The six nominees will be elected who receive a plurality of the FOR votes out of all votes cast (either FOR or WITHHELD) in person or by proxy at the Annual Meeting.

What is a plurality of the votes?

In order to be elected, a director nominee does not have to receive a majority of FOR votes cast out of all votes cast either affirmatively or withheld in person or by proxy at the Annual Meeting. Instead, the six nominees who will be elected are those who receive the most FOR votes of all the votes cast on Proposal 1 in person or by proxy at the meeting.

What happens if a director nominee does not receive a majority of FOR votes?

Under our Director Nomination and Election Policies, each director nominee in an uncontested election tenders his or her conditional resignation to the Corporate Secretary before the Annual Meeting. That resignation offer becomes effective automatically if the tendering director nominee fails to receive a majority of FOR votes cast out of all votes cast either affirmatively or withheld in person or by proxy at the Annual Meeting (“Majority WITHHELD Vote”). The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) then recommends to the Board whether to accept the offered resignation. The Board will, within 90 days after the certification of voting results, decide whether or not to accept the offered resignation. In general, any director nominee who receives a Majority WITHHELD Vote will not participate in the Nominating and Corporate Governance Committee recommendation or the Board decision regarding an offered resignation. If all members of the Nominating and Corporate Governance Committee received a Majority WITHHELD Vote, then the independent directors who did not receive a Majority WITHHELD Vote will appoint a committee among themselves to consider and make a recommendation to the Board with respect to the offered resignations. If three or fewer directors receive a majority of FOR votes cast out of all votes cast either affirmatively or withheld in person or by proxy at the Annual Meeting, then all directors (including those who received a Majority WITHHELD Vote) may participate in the Board’s decision whether to accept or not to accept the offered resignations. The Company will promptly disclose the Board’s decision in a Current Report on Form 8-K, including the reasons a resignation is not accepted.

What are my voting choices on Proposal 2, the ratification of the appointment of Whitley Penn LLP as the Company’s independent registered public accounting firm?

For the vote on the ratification of the appointment of our independent registered public accounting firm, shareholders may:

•	Vote in favor of the ratification;

•	Vote against the ratification; or

•	Abstain from voting on the ratification.

Our Board recommends that you vote “FOR” Proposal 2.

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What vote is required to ratify the appointment of the Company’s independent registered public accounting firm?

The proposal to ratify the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes entitled to be cast affirmatively or negatively by the shares of stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.

What are my voting choices on Proposal 3, the advisory vote to approve our executive compensation?

For the advisory vote on executive compensation, shareholders may:

•	Vote to approve, on an advisory basis, our executive compensation;

•	Vote against the approval, on an advisory basis, of our executive compensation; or

•	Abstain from voting on the advisory proposal.

Our Board recommends that you vote “FOR” Proposal 3.

What vote is required for the advisory approval of the Company’s executive compensation?

The Company’s executive compensation will be approved by the shareholders, on an advisory basis, if the votes cast FOR the proposal are a majority of the votes entitled to be cast affirmatively or negatively by the shares of stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.

How often will the Company hold an advisory vote to approve executive compensation?

Our Board intends to hold an annual advisory vote for shareholders to approve the compensation of our named executive officers.

What if a shareholder does not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each proposal described on the enclosed proxy card. Proxy cards that are signed and returned will be voted FOR proposals described in this proxy statement for which no specific instructions are given.

How are withheld votes, abstentions and broker non-votes counted?

Both abstentions and broker non-votes are counted as “present” for purposes of determining the existence of a quorum at the Annual Meeting. Shares voted WITHHELD as to a director nominee on Proposal 1 will have no effect on the election of the nominees, but, for purposes of the Majority WITHHELD Vote and the effectiveness of a nominee’s conditional resignation, will count as votes against the indicated nominee. Shares voted ABSTAIN on any of Proposals 2 and 3 will have the same effect as votes cast AGAINST that proposal. Broker non-votes will not be included in vote totals and will not affect the outcome of the vote on the proposals.

Why did I receive more than one Proxy Statement?

If you received more than one Proxy Statement, your shares are probably registered in different names or are in more than one account. Please vote each proxy card that you receive.

What if I want to change my vote?

You may revoke your vote on any proposal at any time before the Annual Meeting for any reason. To revoke your proxy before the meeting, write to Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960. You will need to include a copy of your earlier voted proxy and may be required to provide other information to facilitate the administrative steps actually required to properly revoke your prior proxy and properly record the revocation. You may also come to the Annual Meeting and change your vote in writing. You will need to bring a copy of your earlier voted proxy and may be required to provide other information to facilitate the administrative steps actually required to properly revoke your prior proxy and properly record the revocation.

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Where will I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting and will publish the preliminary or final voting results in a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the voting results are not final when that Current Report is filed, we will publish the final voting results in a Current Report on Form 8-K that we will file with the SEC within four business days after the final voting results are determined. You may request a copy of that Current Report at investor.zixcorp.com or by contacting our Investor Relations office at (214) 515-7357.

Where can I find additional information? Who can help answer my questions?

You should carefully review the entire Proxy Statement, which contains important information regarding the proposals, before voting. The section titled “WHERE YOU CAN FIND MORE INFORMATION” describes additional sources from which to obtain this Proxy Statement, our public filings under the Securities Exchange Act of 1934 and other information about our Company. Additionally, a copy of this Proxy Statement is available on our Company’s website at investor.zixcorp.com.

If you would like additional copies of this Proxy Statement or other documents that we have filed with the SEC that are incorporated by reference into this Proxy Statement, free of charge, or if you have questions about the proposals or the procedures for voting your shares, please contact: Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960, Telephone: (214) 370-2000.

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ZIX CORPORATION

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

PROXY STATEMENT

Annual Meeting of Shareholders

June 8, 2016

Information Concerning Solicitation And Voting

General

This Proxy Statement is furnished on behalf of the Board of Directors (the “Board”) of Zix Corporation (“we,” “us,” “our” or the “Company”) to solicit proxies to be voted at the Annual Meeting of our Shareholders to be held on Wednesday, June 8, 2016, at 10:00 a.m. Central Time, and at any adjournment or postponement of the Annual Meeting for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.

Whether or not you personally attend, it is important that your shares be represented and voted at the Annual Meeting. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other shareholder of record to determine which voting options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet voting and telephone voting facilities for shareholders of record will be available until 11:59 p.m., local time, on June 7, 2016. This Proxy Statement and the accompanying proxy card were first mailed on or about April 29, 2016.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

Solicitation of Proxies

The Company is making this solicitation on behalf of our Board. The Company will bear the expense of the preparation, printing and distribution of the enclosed proxy card, Notice of Annual Meeting of Shareholders and this Proxy Statement, and any additional material relating to the Annual Meeting that may be furnished to our shareholders by our Board related to the furnishing of this Proxy Statement. We have engaged Georgeson Inc. to assist in the solicitation of proxy materials from shareholders at a fee of approximately $7,500 plus reimbursement of reasonable out-of-pocket expenses. Proxies may also be solicited without additional compensation by our officers or employees by telephone, fax, e-mail, or personal interview. We will reimburse banks and brokers who hold shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold those shares. To obtain the necessary representation of shareholders at the Annual Meeting, supplementary solicitations may be made by mail, telephone, fax, e-mail, or personal interview by our officers or employees, without additional compensation, or by selected securities dealers. We anticipate that the cost of those supplementary solicitations, if any, will not be material.

Purpose of Annual Meeting

The purpose of the Annual Meeting is to obtain approval for the proposals described in this Proxy Statement and to consider any other business that may properly come before the Annual Meeting, including any adjournment or postponement thereof. At the meeting, we will ask shareholders to consider and vote on the following proposals:

•	Proposal 1: elect six members of our Board for a one-year term;

•	Proposal 2: ratify the appointment of Whitley Penn LLP as our independent registered public accountants for the fiscal year ending December 31, 2016; and

•	Proposal 3: approve, on an advisory basis, the compensation of our named executive officers.

Record Date and Shares Outstanding

Only shareholders who owned shares of our common stock at the close of business on April 19, 2016, referred to in this Proxy Statement as the “Record Date,” are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 55,683,348 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. Shareholders are entitled to one vote, in person or by proxy, for each share of common stock held in their name on the Record Date.

Quorum

A majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting must be represented, in person or by proxy, at the Annual Meeting to constitute a quorum to conduct business at the meeting. As of the Record Date, there were 55,683,348 shares outstanding and entitled to vote at the Annual Meeting, so we will require a quorum of at least 27,841,675 shares represented at the Annual Meeting in order to conduct business at the meeting.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised. Execution of the proxy will not affect your right to attend the Annual Meeting in person. Revocation may be made before the Annual Meeting by written revocation or through a duly executed proxy bearing a later date sent to Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960; or your proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting before the voting of the proxy. Any revocation sent to the Company must include the shareholder’s name and must be received before the Annual Meeting to be effective.

How Your Proxy Will Be Voted

In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by the Company, including unmarked signed proxies, will be voted FOR each of the proposals that will be considered at the Annual Meeting. In addition, if any other matters properly come before the Annual Meeting the persons named as proxy holders in the enclosed proxy card will have discretion as to how they will vote the shares they represent. Other than the proposals described in this Proxy Statement, we have not received notice of any matters that may properly be presented at the Annual Meeting.

Dissenters’ Rights

Under Texas law, shareholders are not entitled to dissenters’ rights with respect to any of the proposals that will be considered at the Annual Meeting.

Tabulation of Votes

Votes cast at the Annual Meeting will be tabulated by a representative of Broadridge Financial Solutions, Inc. as the independent inspector of election.

Vote Required to Approve Proposals

Proposal 1

On Proposal 1, shares may either be voted FOR an individual director nominee or voted WITHHELD as to an individual director nominee. If a quorum is represented at the Annual Meeting, the six nominees who receive the greatest number of FOR votes (also called a “plurality” of FOR votes) will be elected as directors. Brokers cannot cast discretionary votes in the election of directors, so you must instruct your broker how to vote your shares on Proposal 1. Broker non-votes will not be included in vote totals and will not affect the outcome of the vote on this proposal. A vote WITHHELD as to any director will have no effect on the election of the nominees, but, for purposes of the Majority WITHHELD Vote (as described in the Question and Answer section of this Proxy Statement) and the effectiveness of a nominees conditional resignation, will be counted as a vote against the election of that director. In the election of directors, shareholders are not entitled to cumulate their votes or to vote for a greater number of persons than the number of nominees named in this Proxy Statement.

Proposal 2

On Proposal 2, shares may either be voted FOR the ratification of the appointment of Whitley Penn LLP as the Company’s independent auditors for the fiscal year ending December 31, 2016, or voted AGAINST that ratification, or voted to ABSTAIN. If a quorum is represented at the Annual Meeting, the approval of Proposal 2 would require the FOR vote of the holders of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Annual meeting. Because votes to ABSTAIN are counted as shares represented at the meeting, they will have the same effect as votes AGAINST Proposal 2.

Proposal 3

On Proposal 3, shares may either be voted FOR the approval, on an advisory basis, of the compensation of our named executive officers, or voted AGAINST that advisory approval, or voted to ABSTAIN. If a quorum is represented at the Annual Meeting, approval of Proposal 3 requires the FOR vote of the holders of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Annual Meeting. Broker non-votes will not be included in vote totals and will not affect the outcome of the vote on this proposal. Because votes to ABSTAIN are counted as shares represented at the meeting, they will have the same effect as votes AGAINST Proposal 3.

Other Matters

An affirmative vote of a majority of the shares represented at the Annual Meeting is generally required for action on any other matters that may properly come before the Annual Meeting. Our bylaws require the affirmative vote of a majority of the shares outstanding in order to remove a director or amend our bylaws.

Effect of Broker Non-Votes

If your shares are held in a brokerage account and you do not instruct your broker how to vote on a particular proposal, your brokerage firm could either:

•	Vote your shares on that proposal in the broker’s discretion, if the rules permit; or

•	Leave your shares unvoted on that proposal.

A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Brokers do not have discretionary authority to vote on Proposals 1 or 3, but they do have the discretionary authority to vote on Proposal 2.

Shareholders’ Proposals

If you would like to submit a proposal to be included in the Proxy Statement for the 2017 Annual Meeting of Shareholders next year, the submission must be in writing and received by us no later than December 30, 2016. Submissions of shareholder proposals after that date will be considered untimely for inclusion in the Proxy Statement and form of proxy for our 2017 Annual Meeting. A shareholder proposal that does not qualify under SEC Rule 14a-8 for inclusion in our Proxy Statement must be received by the Corporate Secretary at the principal executive offices of the Company no earlier than February 8, 2017 and no later than March 10, 2017.

All notices of proposals, whether or not to be included in our proxy materials, should be sent to our principal executive offices at Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960.

Reducing the Costs of Proxy Solicitation

To reduce the expenses of delivering duplicate copies of our annual report to shareholders, this proxy statement and the notice of internet availability of proxy materials, we take advantage of the SEC’s “householding” rules that permit us to deliver only one set of such proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request, and we undertake to deliver promptly upon such request, a separate copy of these materials at no cost to you by contacting Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960 or (214) 370-2000. For future Annual Meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Shareholders of Record: If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank, broker or other holder of record regarding the availability of this service.

Proposals

PROPOSAL 1 — ELECTION OF DIRECTORS

Our shareholders will vote on the election of six members of our Board at the Annual Meeting. Each director will serve until the next Annual Meeting of Shareholders and until the director’s successor is duly elected and qualified, unless earlier removed in accordance with our bylaws.

The nominees for election to our Board are:

Name	Principal Occupation	Director Since

Mark J. Bonney	Chief Executive Officer, MRV Communications, Inc.	January 2013

Taher A. Elgamal	Chief Technology Officer of Security, Salesforce.com Inc.	July 2011

Robert C. Hausmann	President and CEO, Business Services Group, LLC	November 2005

Maribess L. Miller	Consultant	April 2010

Richard D. Spurr	Consultant and Retired CEO, Zix Corporation	May 2005

David J. Wagner	Chief Executive Officer, Zix Corporation	January 2016

For biographical and other information regarding the nominees for director, please see “OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION — Directors.” For information on our directors’ compensation, please see “INFORMATION ON THE COMPENSATION OF DIRECTORS.”

Each of the persons nominated for election to our Board has agreed to stand for election. Our Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board, each of the nominees intends to serve the entire term for which election is sought. Our bylaws provide that the Board may reduce the number of positions on our Board. In addition, our bylaws provide that the Board may fill any vacancy in the Board by the affirmative vote of a majority of the remaining directors.

The six nominees who receive the greatest number of FOR votes (also called a “plurality” of FOR votes) will be elected as directors. Broker non-votes will not be included in vote totals and will not affect the outcome of the vote on this proposal. A vote WITHHELD as to any director will have no effect on the election of the nominees, but, for purposes of the Majority WITHHELD Vote (as described in the Question and Answer section of this Proxy Statement) and the effectiveness of a nominees conditional resignation, will be counted as a vote against the election of that director.

OUR BOARD RECOMMENDS THAT YOU VOTE

FOR PROPOSAL 1 AND FOR EACH DIRECTOR NOMINEE NAMED ABOVE.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee of the Board (the “Audit Committee”) has recommended, and the Board has appointed, Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Services provided to the Company and its subsidiaries by Whitley Penn LLP in fiscal 2015 are described under “INDEPENDENT PUBLIC ACCOUNTANTS.”

We are asking our shareholders to ratify the appointment of Whitley Penn LLP as our independent registered public accounting firm for the 2016 fiscal year. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Whitley Penn LLP to our shareholders for ratification as a matter of good corporate practice.

A representative of Whitley Penn LLP will be present at the Annual Meeting to respond to appropriate questions and to make any statements that the firm may desire.

Votes cast FOR Proposal 2 by a majority of the shares of our common stock represented at the Annual Meeting is required to approve Proposal 2. Shares voted to ABSTAIN as to Proposal 2 will be counted as represented at the meeting and will have the same effect as a vote against Proposal 2.

If our shareholders do not approve Proposal 2, the appointment of Whitley Penn LLP will be reconsidered by our Audit Committee and our Board. Even if Proposal 2 is approved, the Audit Committee in its discretion may select a different independent registered public accounting firm if it determines that a change would be in the best interests of the Company and our shareholders and otherwise complies with all regulations of the SEC regarding a change in public accounting firms.

OUR BOARD RECOMMENDS

THAT YOU VOTE FOR PROPOSAL 2.

PROPOSAL 3 — APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act enables the Company’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers. The Company seeks your advisory vote and asks that you support the compensation of the named executive officers as disclosed in this proxy statement. Our Board intends to conduct an annual advisory vote on the compensation of the Company’s named executive officers.

As described in detail under “COMPENSATION DISCUSSION AND ANALYSIS,” our compensation program is designed to motivate our executives to create a successful company. We believe that our compensation program, with its balance of short-term incentives and long-term incentives (including both time-based and performance-based equity awards that vest over multiple years), rewards sustained performance that is aligned with long-term shareholder interests.

This proposal, commonly known as a “say on pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of its named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers described in this proxy statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 23 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 33 and to cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that shareholders approve the compensation of the Company’s named executive officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee of the Board (the “Compensation Committee”) or the Board. The Board and Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the named executive officers’ compensation as disclosed in this proxy statement, the Board will consider the shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns, particularly in the event that there is a significant vote against the compensation of our named executive officers as disclosed in this proxy statement. Our Board intends to hold an annual advisory vote for shareholders to approve the compensation of our named executive officers.

OUR BOARD RECOMMENDS

THAT YOU VOTE FOR PROPOSAL 3.

OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION

Directors

The following table indicates the names of our director nominees and their ages and positions:

Name	Age	Position

Mark J. Bonney(1)(3)	62	Independent Director

Taher A. Elgamal(1)(2)	60	Independent Director

Robert C. Hausmann(2)(3)	53	Chairman of the Board; Independent Director

Maribess L. Miller(2)(3)	63	Independent Director

Richard D. Spurr	62	Non-Employee Director

David J. Wagner	51	Chief Executive Officer

(1)	Member of the Nominating and Corporate Governance Committee
(2)	Member of the Compensation Committee
(3)	Member of the Audit Committee

Mark J. Bonney joined our Board in January 2013. He currently serves as President and CEO and a director of MRV Communications, Inc., a provider of converged packet and optical solutions for data network management. Mr. Bonney also serves as a director of Sigma Designs, Inc. He was executive vice president and CFO of Direct Brands, Inc., a direct to consumer media company from 2010 to 2012, vice president and the general manager of the Authentication Solutions Group of JDS Uniphase Corporation (JDSU) an optical technologies and telecommunications firm from 2008 to 2010 and executive vice president and CFO of American Bank Note Holographics, Inc., an optical security device company from 2005 to 2008, before the company’s sale to JDSU. Mr. Bonney also served as an outside director and chairman of the audit committee of American Bank Note Holographics, Inc. from 2003 until 2005. Mr. Bonney has also held executive roles with technology companies, including president and COO of Axsys Technologies, Inc., a manufacturer of components and subsystems for aerospace, defense, data storage, medical and other high technology applications from 1999 to 2002 and CFO of Zygo Corporation, a manufacturer of metrology measurement and control systems and optical components for semiconductor, data storage and industrial markets from 1993 to 1999. He received a master’s degree from the University of Hartford and a bachelor’s degree from Central Connecticut State University.

Our Board selected Mr. Bonney to serve as a director because of his experience as a Chief Executive Officer and a Chief Financial Officer of several middle market publicly-traded companies. This experience and his experience as a director of three publicly traded technology companies allow Mr. Bonney to contribute to the Board’s deliberations across a broad array of issues as well as providing the Board with meaningful experience in discharging its oversight of corporate governance, operations and financial performance.

Taher A. Elgamal was elected to our Board in July 2011. Dr. Elgamal currently serves as CTO Security at Salesforce.com, Inc., a provider of enterprise cloud computing solutions. He is also co-founder and Chairman of IdentityMind, Inc. and serves as a director of Intelligent Fiber Optic Systems Corporation and Vindicia, Inc. Dr. Elgamal has also held executive roles at technology and security companies, including as CEO of First Information Security (data security) from 2012 to 2013, CSO of Axway, Inc. (data security) from 2008 to 2011, CTO of Tumbleweed Communications (email encryption) from 2006 to 2008, CTO of Securify, Inc. from 2001 to 2004, CEO and president of Securify, Inc. from 1998 to 2001 and chief scientist of Netscape Communications from 1995 to 1998. Dr. Elgamal is a recipient of the RSA Conference 2009 Lifetime Achievement Award, and he is recognized as the “father of SSL,” the Internet security standard Secure Sockets Layer. Dr. Elgamal was issued several patents in online security, payments and data compression. He received a bachelor’s degree in electrical engineering from Cairo University, a master’s degree in electrical engineering from Stanford University and a doctorate in electrical engineering from Stanford University.

Our Board selected Dr. Elgamal to serve as a director because of his expertise in cybersecurity and encryption technologies. In addition, his experience working with data security firms contributes to the Board’s oversight of the Company’s cybersecurity risks as well as its marketing strategy. His experience as an executive and director at public and private information technology companies adds to the Board’s understanding of many matters facing the Company, including personnel management, business operations and corporate governance.

Robert C. Hausmann was elected to our Board in November 2005, was elected Lead Independent Director in December 2012 and non-executive Chairman of the Board in December 2014. Mr. Hausmann was co-founder, a director and Chief Financial Officer of TetraSun, Inc., a solar cell R&D and Manufacturing company that was sold to First Solar, Inc. in 2013. Prior to co-founding TetraSun, Mr. Hausmann was a consultant to public and private companies with respect to operational and financial management matters, including Sarbanes-Oxley and systems and process re-engineering. He also served as Vice President and Chief Financial Officer of Securify, Inc. (computer security monitoring) from September 2002 through June 2005. From September 1999 through September 2002, Mr. Hausmann served as Vice President and Chief Financial Officer of Resonate, Inc. (network traffic management) and managed that company’s initial public offering. Prior to these positions, he served as Operations Partner and Chief Financial Officer of Mohr, Davidow Ventures, a Silicon Valley-based venture capital partnership; and as the Chief Financial Officer of Red Brick Systems, Inc., where Mr. Hausmann managed the company’s initial public offering. Mr. Hausmann earned a Master of Business Administration degree from Santa Clara University and a Bachelors of Arts degree in Finance and Accounting from Bethel University.

Our Board selected Mr. Hausmann to serve as a director because of his experience as Chief Financial Officer of two publicly-traded companies and two private companies and as Chief Financial Officer of one of Silicon Valley’s premiere venture capital firms, which contributes to the Board’s resources in overseeing the Company’s financial and accounting matters, including public company reporting and disclosure. His consulting work at public and private companies, principally in the information technology industry, brings to the Board valuable experience and perspective on a variety of matters facing the Company, including financial markets, operations, corporate governance, compliance and systems and process re-engineering.

Maribess L. Miller was elected to our Board in April 2010. Ms. Miller was a member of the public accounting firm PricewaterhouseCoopers LLP from 1975 until 2009, including serving as the North Texas Market Managing Partner from 2001 until 2009; as Southwest Region Consumer, Industrial Products and Services Leader from 1998 until 2001; and as Managing Partner of that firm’s U.S. Healthcare Audit Practice from 1995 to 1998. Since July 2014, Ms. Miller has served as a member of the board of directors for Triumph Bancorp, Inc. (NASDAQ: TBK) and is currently chair of the Nominating and Governance committee and member of the audit committee. Ms. Miller is also a member of the board of directors and chair of the audit committee for Midmark Corporation, a privately-held medical supply company. She served on the Texas State Board of Public Accountancy from 2009 until 2015, is past Board Chair for the Texas Health Institute and serves on the boards of the TCU Neeley School of Business and the North Texas Chapter of the National Association of Corporate Directors. She graduated cum laude with a Bachelor’s degree in Accounting from Texas Christian University. Ms. Miller is a Certified Public Accountant.

Our Board selected Ms. Miller to serve as a director because of her extensive experience in auditing and consulting with companies in various fields, including healthcare and technology companies, which allows her to contribute valuable perspective and insights about the Company’s operations. In addition, Ms. Miller has special expertise in public company accounting and financial reporting. She brings to our Board and the Audit Committee invaluable technical understanding of public company accounting and internal control over financial reporting.

Richard D. Spurr was elected to our Board in May 2005 and served as Chairman of the Board from February 2006 until December 2014. He joined our Company in January 2004 as President and Chief Operating Officer. In March 2005, Mr. Spurr was promoted to Chief Executive Officer and he served in that position until his retirement from the Company in January of 2016. Prior to joining ZixCorp, he served as Senior Vice President, Worldwide Sales, Marketing and Business Development for Securify, Inc. (information security). From 1997 to 2001 he served in several senior executive positions at Entrust, Inc. (information technology security) including VP of Sales, Marketing, Business Development and Professional Services, helping to take this technology company from an early stage to and beyond the initial public offering. From 1991 to 1996, he served in several senior executive positions at SEER Technologies, Inc. (information technology) and from 1974 to 1990, he worked for IBM Corporation (information technology) where, as Regional Manager, he was responsible for over 1,000 employees, and as group director in Tokyo, where he managed a $1.2 billion Asia Pacific business. Mr. Spurr earned a Bachelor of Arts degree from the University of Notre Dame.

Our Board selected Mr. Spurr to serve as a director because, as the Company’s former Chief Executive Officer, he has extensive knowledge of our business, thus providing our Board with important insights. In addition, he brings over 30 years of experience in building and managing sales, marketing, business development and service operations in global information technology businesses.

David J. Wagner was elected to our Board in January 2016. He joined our Company in January 2016 as President and Chief Executive Officer. Prior to joining the Company, Mr. Wagner held leadership roles at Entrust for 20 years. From 2013 through 2015, Mr. Wagner served as President of Entrust, where he led the successful integration of Entrust after its acquisition by Datacard. Mr. Wagner delivered revenue growth and led the re-investment strategy to move Entrust solutions to the cloud. He also served as Chief Financial Officer of Entrust from 2003 to 2013. Before joining Entrust, Mr. Wagner held various finance and accounting positions at Nortel Networks from 1991 through 1995 and at Raytheon Systems from 1986 to 1991. Mr. Wagner is a graduate of The Pennsylvania State University where he received an undergraduate degree in accounting and a master’s of business administration.

Our Board selected Mr. Wagner to serve as a director because, as the Company’s Chief Executive Officer, his direct, day-to-day knowledge of and interaction with all aspects of our business, including shareholders, employees and customers, is unique among the directors and provides our Board with important insights into our Company’s business. In addition, he brings his sales, marketing and strategy development and implementation experience gained through his executive experience in the global security industry.

Executive Officers

The following table indicates the names of our Executive Officers and their ages and positions. Officers serve at the discretion of our Board.

Name	Age	Position

David J. Wagner	51	Chief Executive Officer and President

Michael W. English	59	Vice President and Chief Financial Officer

Justin K. Ferguson	38	Vice President, General Counsel and Corporate Secretary

Russell J. Morgan	56	Vice President, Client Services

David J. Robertson	57	Vice President, Engineering

David J. Wagner was elected to our Board in January 2016. He joined our Company in January 2016 as President and Chief Executive Officer. Prior to joining the Company, Mr. Wagner held leadership roles at Entrust for 20 years. From 2013 through 2015, Mr. Wagner served as President of Entrust, where he led the successful integration of Entrust after its acquisition by Datacard. Mr. Wagner delivered revenue growth and led the re-investment strategy to move Entrust solutions to the cloud. He also served as Chief Financial Officer of Entrust from 2003 to 2013. Before joining Entrust, Mr. Wagner held various finance and accounting positions at Nortel Networks from 1991 through 1995 and at Raytheon Systems from 1986 to 1991. Mr. Wagner is a graduate of The Pennsylvania State University where he received an undergraduate degree in accounting and a master’s of business administration.

Michael W. English has served as our Chief Financial Officer (“CFO”) since July 2011. Since joining the Company in June 2007, he has served in many roles, including Controller and Treasurer. Mr. English is a certified public accountant and has more than 30 years of experience in finance and accounting. Before joining the Company, Mr. English was Vice President of Finance for Advance Fibre Communications (telecommunications) from March 2004 through June 2005, and Vice President of Finance for Marconi, PLC (telecommunications) from June 1999 to February 2004. Previously, he served as Division Controller for the Access Division of RELTEC Corporation, Division Controller at Rockwell Automation and Division Controller at Reliance Electric Company. Mr. English earned a Masters degree in accountancy from DePaul University and a Bachelor of Arts degree in English from John Carroll University. In July 2009, Mr. English was discharged from personal debts pursuant to a voluntary petition filed in April 2009 under federal bankruptcy laws.

Justin K. Ferguson has served as Vice President, General Counsel and Corporate Secretary since November 2015. From August 2011 until joining the Company, Mr. Ferguson served in various executive capacities at GENBAND including Senior Vice President, Director of Legal and Corporate Secretary. He was previously an attorney at the law firms Weil, Gotshal & Manges LLP and Baker Botts L.L.P. Mr. Ferguson received a Juris Doctorate degree, summa cum laude, from Texas Tech University School of Law and a Bachelor of Business Administration degree, magna cum laude, from Texas Tech University. He is a member of the State Bar of Texas and received the highest score on the Texas Bar Examination in the year that he was licensed.

Russell J. Morgan has served as our Vice President, Client Services since September 2002. From February 1997 until August 2002, he worked at Entrust, Inc. (information technology security) where he held a variety of senior management positions, including director, professional services and senior director, Entrust.net. At Entrust, he founded the professional services organization and then managed the business and technical operations for the Entrust.net business unit. Previously, he held several management positions at Lockheed Martin (aerospace), where he specialized in secure messaging and military command and control systems. Mr. Morgan is a professional engineer with over 30 years’ experience in managing, delivering and supporting complex customer-focused technology solutions. Mr. Morgan holds a Bachelor of Engineering degree from Concordia University, Montreal, Quebec, Canada.

David J. Robertson has served as our Vice President, Engineering since March 2002. Mr. Robertson has over 30 years of experience in the internet and telecommunications industries, with specific expertise in hosted network architecture, electronic security, communication protocols, software systems and wireless infrastructure. From 1981 through 2000, he was employed by Nortel Networks (telecommunications), where he held technology Vice President positions in the Wireless, Carrier and Enterprise Divisions. From 2001 to 2002, he participated in creating technology startup companies with STARTech Early Ventures (venture capital). He has been a participant in several industry standards-setting groups and serves with the City of Richardson Chamber of Commerce. He holds a Bachelor of Science degree in Electrical Engineering from the University of Waterloo, Canada, and a Master’s degree in Engineering from Carleton University, Canada.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN

BENEFICIAL OWNERS

The following table sets forth as of March 31, 2016 (unless otherwise indicated) the shares of our common stock that were beneficially owned by each director, by each executive officer, by all of our directors and executive officers as a group, and by all persons known by us to beneficially own more than 5% of our outstanding common stock. We do have equity ownership guidelines for our directors and executive officers as described in the section of this Proxy Statement titled “Equity Ownership Guidelines” .

	Amount and Nature of Beneficial Ownership(1)
Beneficial Owner(2)	Total Beneficial Ownership	Percent of Class(3)
Mark J. Bonney(4)	44,629	*
Taher A. Elgamal(5)	35,057	*
Robert C. Hausmann(6)	165,044	*
Maribess L. Miller(7)	61,057	*
Richard D. Spurr(8)	726,099	1.3%
David J. Wagner(9)	197,500	*
Michael W. English(10)	189,108	*
Justin K. Ferguson(11)	100,000	*
Russell J. Morgan(12)	16,163	*
David J. Robertson(13)	508,939	*
BlackRock Inc.(14)	4,419,969	7.9%

TOTAL	6,463,565	11.6%

All directors and executive officers as a group (10 persons)	2,043,596	3.6%

*	Denotes ownership of less than 1%.
(1)	Reported in accordance with the beneficial ownership rules of the SEC. Unless otherwise noted, each shareholder listed in the table has both sole voting and sole investment power over the common stock shown as beneficially owned, subject to community property laws where applicable.
(2)	Unless otherwise noted, the address for each beneficial owner is c/o Zix Corporation, 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960.
(3)	Percentages are based on the total number of shares of our common stock outstanding at March 31, 2016, which was 55,731,598 shares. Shares of our common stock that were not outstanding but could be acquired upon exercise of an option or other convertible security within 60 days of March 31, 2016 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by a particular person. However, those shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(4)	Includes purchased shares and shares that Mr. Bonney has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 31, 2016.
(5)	Includes restricted stock and shares that Dr. Elgamal has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 31, 2016.
(6)	Includes purchased shares, restricted stock and shares that Mr. Hausmann has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 31, 2016.
(7)	Includes purchased shares, restricted stock and shares that Ms. Miller has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 31, 2016.

(8)	Includes purchased shares and shares that Mr. Spurr has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 31, 2016.
(9)	Includes purchased shares, restricted stock and 12,500 shares that Mr. Wagner has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 31, 2016.
(10)	Includes restricted stock and 86,375 shares that Mr. English has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 31, 2016.
(11)	Consists of shares of restricted stock held by Mr. Ferguson as of March 31, 2016.
(12)	Includes purchased shares and 1,625 shares that Mr. Morgan has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 31, 2016.
(13)	Includes purchased shares, restricted stock and 347,500 shares that Mr. Robertson has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 31, 2016.
(14)	As reported in Schedule 13G filed on January 27, 2016, Blackrock, Inc., 40 East 52nd Street, New York, New York 10022, has sole voting power with respect to 4,262,591 shares and sole dispositive power with respect to 4,419,969 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and executive officers, and certain persons who beneficially own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other securities. Directors, executive officers, and 10%-or-greater shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

Based solely on a review of the forms filed during or with respect to fiscal year 2015 and written representations from the reporting persons, the Company believes that its executive officers and directors filed all required reports on a timely basis.

Corporate Governance

Board of Directors

Our business is managed under the direction of our Board. As of April 29, 2016 our Board consists of six members. The names of our six current Board members, their professional experience and attributes are described in this Proxy Statement and in our 2015 Annual Report on Form 10-K.

Corporate Governance

Our principal corporate governance documents are available on our website at www.zixcorp.com/company/corporate-governance. We are in compliance with applicable corporate governance requirements, including those of the Sarbanes-Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act, and the NASDAQ Listing Rules. We will continue to monitor our policies and procedures to ensure compliance with developing standards in the corporate governance area. Our Board has also designated our Corporate Secretary as the Company’s Chief Governance Officer and looks to this officer to keep the Board informed of both developing and current corporate governance matters.

Director Independence

Our Board has determined that all of our Board members other than Richard D. Spurr and David J. Wagner are “independent” as defined in the NASDAQ Listing Rules. The NASDAQ independence definition includes a series of objective tests, that the subject director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the NASDAQ Listing Rules, our Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure

The Board believes that the independent oversight of management is an important function of an effective board of directors. The independent members of our Board have determined that the most effective Board leadership structure for our Company at the present time is to have separate individuals in the roles of Chairman of the Board and Chief Executive Officer (“CEO”). Accordingly, Mr. Hausmann currently serves as non-executive Chairman of the Board and Mr. Wagner currently serves as Chief Executive Officer. Our Board believes this structure has strong investor support and demonstrates the Company’s commitment to sound corporate governance. The Board retains the authority to modify this structure. The Board elected Mr. Hausmann as non-executive Chairman of the Board in December 2014. Among other roles, the non-executive Chairman advises the CEO about his relationship and communication with the Board, acts as the principal liaison between the independent members of the Board and the CEO, sets the agendas (in consultation with the CEO) and serves as the chairman at meetings of the Board and private sessions of the independent Board members and coordinates the work of the Board’s committees. The Board believes this governance structure allows the CEO to focus his time and energy on operating and managing the Company, leverages the experience and perspectives of the Chairman and promotes balance between the independent Directors’ oversight of our Company and the CEO’s management of the business on a day-to-day basis.

Risk Oversight by the Board

Our management is responsible for assessing and managing the various risks our Company faces. Our Board is responsible for overseeing management in this effort. For example, the Board as a whole oversees management’s plans and strategies for dealing with strategic business risks and cybersecurity risks. In exercising its oversight responsibilities, our Board allocates some areas of focus to its standing committees. Specifically, our Audit Committee has oversight responsibility for financial and compliance risks, such as accounting, finance, internal controls, tax, legal and other compliance matters, in addition to overseeing compliance with our Code of Conduct and Code of Ethics. Our Nominating and Corporate Governance Committee oversees succession planning and compliance with our corporate governance principles. Our Compensation Committee is responsible for overseeing and monitoring our executive compensation programs and monitoring and assessing the interplay between those programs and risks in our business.

Throughout the year, our CEO, CFO and General Counsel and other officers review and discuss various risks with the Board and its committees. Our Board has also designated our General Counsel as the Company’s Chief Compliance Officer and looks to this officer to keep the Board apprised of material developments with respect to the compliance-related risks that the Company faces, as well as the Company’s efforts to manage those risks.

Political Activities and Contributions

The Company provides to policymakers, directly and by participating in business and industry associations, information and opinions on matters related to its business. The Company’s activity in this respect is principally to offer comments on legislative or regulatory initiatives dealing with privacy or cyber security. The Company has no intention to directly use shareholder funds for advocacy in elections for any public office or to contribute shareholder funds to any third party for that purpose.

Attendance at Board Meetings and Annual Meeting

Our Board meets during the year to monitor and assess our performance, review significant developments, review and discuss our long-term business strategies and act on matters requiring Board approval. Our Board met on 15 occasions during 2015. Each of the current directors attended at least 75% of the aggregate of all meetings of our Board and its committees held in 2015 during periods in which that director served on the Board and those committees. Directors are encouraged to attend our Annual Meeting of Shareholders. Other than Michael E. Dailey, all of our then-current directors attended our 2015 Annual Meeting of Shareholders.

Committees of the Board of Directors

Our Board has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. These committees devote attention to specific subjects and to assist our Board in discharging its business and risk oversight and governance responsibilities. Each committee’s charter is available on our website at www.zixcorp.com/company/corporate-governance.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee comprises Taher A. Elgamal (chair) and Mark J. Bonney. Our Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as “independent” in accordance with the NASDAQ Listing Rules. Under its charter, which is available on our website at www.zixcorp.com/company/corporate-governance, the committee’s principal responsibilities include: establishing the criteria for nominating new directors; identifying suitable individuals under those criteria who are qualified to serve as directors; recommending to the Board qualified nominees for election as directors; and developing and recommending to the Board corporate governance principles or practices that the Committee believes should be adopted or implemented by the Company, the Board or its committees. There is no third party that we currently pay to assist in identifying or evaluating potential director nominees. The Nominating and Corporate Governance Committee met on five occasions during 2015.

Shareholder Nomination of Director Candidates

Our Board and Nominating and Corporate Governance Committee will consider director nominations suggested by shareholders in accordance with the Company’s bylaws and the Director Nomination and Election Policies that have been adopted by our Board and are available on our website at www.zixcorp.com/company/corporate-governance.

A shareholder desiring to nominate a person for election to our Board must send a written notice to our principal executive offices at Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960. Shareholder nominations for the 2017 annual meeting must be received no earlier than February 8, 2017, and not later than March 10, 2017. The written notice must contain the information required by section 1.12 of our bylaws, including all information required to be disclosed in solicitations of proxies for election of directors and as otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934. The final selection of director nominees is within the sole discretion of our Board.

Diversity of Directors

Our Board and Nominating and Corporate Governance Committee believe that the Board should include directors with diversity of education, experience, skills, qualities, backgrounds and other attributes. The Board does not follow any ratio or formula to determine the appropriate mix of directors, but instead uses its judgment to identify nominees whose education, experience, skills, qualities, backgrounds and other attributes, taken as a whole, will contribute to the diversity of the Board.

Director Qualification Criteria

As described in our Director Nomination and Election Policies, the criteria considered by our Nominating and Corporate Governance Committee and Board in evaluating director candidates include the following characteristics:

•	Integrity

•	The candidate’s ability to objectively analyze complex business problems and develop creative solutions.

•	The candidate’s business and financial sophistication.

•

The candidate’s availability and ability to participate in Board activities and fulfill the responsibilities of a director, including attendance at, and active participation in, meetings of the Board and its committees.

•	The candidate’s ability to work well with the other directors and senior management of the Company.

•	The candidate’s ability to meet the independence criteria that have been adopted by the Board.

•	Such other objective or subjective criteria as the Nominating and Corporate Governance Committee or the Board may deem appropriate from time to time.

Candidates who will serve on our Audit Committee must have the following additional characteristics:

•	The candidate must meet additional independence requirements in accordance with applicable rules and regulations.

•	The candidate must have the ability to read and understand fundamental financial statements, including a company’s balance sheet, statement of operations and statement of cash flows.

•	At least one member of the Audit Committee must meet the requirements of an “audit committee financial expert” under SEC rules and regulations.

Other factors considered in candidates may include, but are not limited to, the following:

•	The extent to which the candidate possesses pertinent technological, political, business, financial or social/cultural expertise and experience.

•	The extent of the candidate’s commitment to increasing shareholder value.

•	The candidate’s achievement in education, career and community.

•	The candidate’s past or current service on boards of directors of public or private companies, charitable organizations and community organizations.

•	The extent of the candidate’s familiarity with issues affecting the Company’s business and industry.

•	The candidate’s expected contribution to the Board’s desired balance and diversity.

The Nominating and Corporate Governance Committee will evaluate a nominated candidate and, after consideration of the director qualification criteria set forth in our Director Nomination and Election Policies (as summarized above), will determine whether or not to proceed with the candidate. These procedures have not been materially modified since the disclosure of our Director Nomination and Election Policies in the proxy statement related to our 2014 Annual Meeting of Shareholders. These procedures do not create a contract between our Company, on the one hand, and a Company shareholder(s) or a candidate recommended by a shareholder(s), on the other hand. We reserve the right to change these procedures at any time, consistent with the requirements of applicable law, rules and regulations, and the discretion of our Board. There are no material differences in the procedures for evaluating new director nominees based on whether they are recommended by a security holder or by our Board.

Director Election Procedures

Our Director Nomination and Election Policies include a so-called “plurality plus” requirement with respect to the election of our directors. Accordingly, each director nominee in an uncontested election tenders his or her conditional resignation to the Corporate Secretary before the election. If a director nominee receives a Majority WITHHELD Vote in the election, that director’s resignation offer becomes effective automatically. The Nominating and Corporate Governance Committee then recommends to the Board whether to accept the offered resignation. Within 90 days after the certification of voting results in the election, the Board will decide whether or not to accept the offered resignation. In general, any director nominee who receives a Majority WITHHELD Vote will not participate in the Nominating and Corporate Governance Committee recommendation or the Board decision regarding an offered resignation. If all members of the Nominating and Corporate Governance Committee received a Majority WITHHELD Vote, then the independent directors who did not receive a Majority WITHHELD Vote will appoint a committee among themselves to consider and make a recommendation to the Board with respect to the offered resignations. If three or fewer directors receive a majority of FOR votes cast out of all votes cast in the election, then all directors (including those who received a Majority WITHHELD Vote) may participate in the Board’s decision whether to accept or not to accept the offered resignations. The Company will promptly disclose the Board’s decision in a Current Report on Form 8-K, including the reasons a resignation is not accepted.

Audit Committee

Our Audit Committee is comprised of Maribess L. Miller (chair), Mark J. Bonney and Robert C. Hausmann. Our Board determined that all three members of the Audit Committee satisfy the independence and other requirements for audit committee membership required by the NASDAQ Listing Rules and the SEC, and that each has sufficient knowledge in reading and understanding our financial statements to serve on the Audit Committee. Our Board also determined that all three members of the Audit Committee qualify as an “audit committee financial expert” under SEC rules.

Under its charter, which is available on our website at www.zixcorp.com/company/corporate-governance, our Audit Committee’s principal responsibilities include, among others: assisting the Board with its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit function; overseeing our systems of internal control over financial reporting and disclosure controls and procedures; preparing an audit committee report to be included in our annual proxy statement as required by the Securities and Exchange Commission (the “SEC”); establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; engaging independent counsel and other advisers, as necessary, to carry out its duties; and reporting regularly to the Board as appropriate and performing such other purposes and responsibilities as may be delegated or assigned to the Audit Committee by the Board. The Audit Committee met on nine occasions during 2015.

Compensation Committee

Our Compensation Committee consists of Robert C. Hausmann (chair), Taher A. Elgamal and Maribess L. Miller. Our Board has determined that each member of the Compensation Committee qualifies as “independent” in accordance with the NASDAQ Listing Rules. All of the independent directors on our Board ultimately approve the compensation payable to our executives and directors, but the Board has established the Compensation Committee to assist it in compensation decisions. The Compensation Committee met on six occasions during 2015.

The Compensation Committee operates under a written charter that is available on our website at www.zixcorp.com/company/corporate-governance. Under its charter, the Compensation Committee’s primary responsibilities include, among other things, the following:

•	Establish and review the Company’s overall management compensation philosophy and policies;

•	Directly review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers, including annual and long-term performance goals and objectives;

•

Evaluate the performance of the CEO and other executive officers in light of those goals and objectives; and determine and approve the compensation of the CEO and other executive officers based on that evaluation, including incentive-based cash compensation and equity-based compensation;

•	Review and authorize any employment, compensation, benefit or severance agreement with any executive officer (and any amendments or modifications thereto);

•	Administer and oversee any equity-based or other compensation plan or program as to which the Board has delegated such responsibility to the Compensation Committee; and

•	Review and make recommendations to the Board with respect to the Company’s overall director compensation philosophy and policies.

The Compensation Committee’s charter provides that the Compensation Committee, in its sole discretion, has the authority to retain a compensation consultant. Paradox Compensation Advisors (“Paradox”), has been retained directly by the Compensation Committee to provide periodic advice, analysis and consultation to the Compensation Committee. Paradox did not provide any services directly to the Company or to management.

The Compensation Committee has evaluated the independence of its advisors in light of SEC rules and NASDAQ Listing Rules, which require consideration of the following factors:

•	Whether any other services are provided to the Company by the consultant or firm;

•	The fees paid by the Company as a percentage of the consulting firm’s total revenue;

•	The policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest;

•	Any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee;

•	Any company stock owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that its engagement of its advisors and the services provided to the Compensation Committee by its advisors did not raise any conflict of interest.

Policies, Procedures, and Practices

Our processes and procedures for the consideration and determination of executive and director compensation are as follows:

•	Our Compensation Committee requests recommendations from the CEO with respect to the elements of compensation for the members of management that are direct reports to the CEO.

•

Our Compensation Committee consults with and meets with the CEO as required to discuss his recommendations, meets in executive session, or discusses among themselves, as appropriate, in order to formulate a recommendation regarding the compensation of our executives to the independent directors on our Board.

•	Our Compensation Committee then makes a recommendation to the independent directors on our Board.

•

The independent directors on our Board consult and meet with the CEO and the members of the Compensation Committee as required to discuss the latter’s recommendation, meet in executive session, or discuss among themselves, as appropriate, to reach a decision.

•	The independent directors’ decision is communicated to the CEO.

•	As required by NASDAQ Listing Rules, the CEO does not participate in discussions or decisions regarding his own compensation.

•

For the consideration and determination of director compensation, our Board typically refers the matter to the Compensation Committee in order for it to review the matter and make a recommendation to the entire Board.

•

The Compensation Committee has the authority to create one or more subcommittees of two or more of its members. The Compensation Committee may delegate any of its responsibilities to a subcommittee so long as such delegation is not otherwise inconsistent with law and applicable rules and regulations of the SEC and NASDAQ.

Compensation Committee Interlocks and Insider Participation

During 2015, the Compensation Committee was composed entirely of independent directors. None of the members of the Compensation Committee is or was, during 2015 or previously, an officer or employee of our Company or any of our subsidiaries and none had any relationship requiring disclosure under Item 404 of the SEC’s Regulation S-K. During 2015, none of our executive officers served as a member of a Board of Directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

Communications with Directors

Shareholders interested in communicating with our Board of Directors may do so by writing to our executive offices at Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960. Our Corporate Secretary will review all shareholder communications. Those that appear to contain subject matter reasonably related to matters within the purview of our Board will be forwarded, as appropriate, to the Board, committee or individual Board member.

Code of Ethics

We have a Code of Conduct and Code of Ethics, which applies to all of our employees, officers and directors, including our CEO and senior financial officials. It is available on our website at www.zixcorp.com/company/corporate-governance. The Code of Conduct and Code of Ethics affirms that we expect all directors, officers and employees to uphold our standards of ethical behavior and compliance with the law and to avoid conflicts of interest between the Company and their personal and professional affairs. It establishes procedures for the confidential reporting of suspected violations of the Code of Conduct and Code of Ethics. It also sets forth procedures to receive, retain, and treat complaints received regarding accounting, internal control, auditing or compliance matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting, internal control, auditing or compliance matters. Our Code of Conduct and Code of Ethics also addresses conflicts between the interests of our directors or officers and our Company or its shareholders. Any waiver of our Code of Conduct and Code of Ethics must be approved by the Board, or a committee of the Board, as applicable, and must be in compliance with applicable law. Any waiver of our Code of Conduct and Code of Ethics will be publicly disclosed by posting the waiver on our website at www.zixcorp.com/company/corporate-governance.

Independent Registered Public Accountants

General

Whitley Penn LLP has been appointed by the Audit Committee as our independent registered public accounting firm for fiscal year 2016. Also, Whitley Penn LLP was selected by the Audit Committee as our independent registered public accounting firm the previous ten consecutive fiscal years. Whitley Penn’s service in that role in each of those years was ratified by our shareholders.

A representative of Whitley Penn LLP is expected to be present at the 2016 Annual Meeting, and will have the opportunity to make a statement and to respond to appropriate questions.

Fees Paid to Independent Public Accountants

Following is a summary of Whitley Penn’s professional fees billed to us for the years ended December 31, 2014 and December 31, 2015:

	2014		2015
Audit Fees	200,213	(1)	187,180	(1)
Audit-Related Fees	17,285	(2)	17,156	(2)
Tax Fees	0		0
All Other Fees	0		0

Total Fees	$217,498		$204,336

(1)	Audit fees consist of the annual audits of our consolidated financial statements included in our Annual Report on Form 10-K, the quarterly review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, as well as accounting advisory services related to financial accounting matters, and other services related to filings made with the SEC.
(2)	Audit-related fees consist of required audits of our employee benefit plan.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee is required to pre-approve the audit and non-audit services to be performed by Whitley Penn LLP in order to assure that the provision of services does not impair the auditor’s independence. Annually, Whitley Penn LLP presents to our Audit Committee the services that are expected to be performed by the independent auditor for the succeeding fiscal year. Our Audit Committee reviews and, as it deems appropriate, pre-approves those services. The services and estimated fees are to be presented to our Audit Committee for consideration in the following categories: Audit, Audit-Related, Tax and All Other (each as defined in Schedule 14A under the Securities Exchange Act of 1934). For each service listed in those categories, our Audit Committee receives detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless our Audit Committee specifically provides for a different period. Our Audit Committee reviews, on at least an annual basis, the services provided by Whitley Penn LLP and the fees incurred for those services. Our Audit Committee may also revise the list of pre-approved services and related fees from time-to-time, based on subsequent determinations. All of the services provided by Whitley Penn LLP in 2015 were approved in accordance with the Audit Committee’s pre-approval policies, and all of the services expected to be provided by Whitley Penn LLP in 2016 have been pre-approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees, pursuant to its written charter, which was adopted by the Board, the Company’s internal control over financial reporting. The Audit Committee also has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accountants. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements. The activities of the Audit Committee are in no way designed to supersede or alter the responsibilities of the independent registered public accounting firm.

Management has the primary responsibility for our financial statements and our reporting processes, including our systems of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management for inclusion in our 2015 Annual Report on Form 10-K, the audited consolidated financial statements of the Company, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee has reviewed and discussed with management and the independent accounting firm, as appropriate, the audited financial statements and management’s report on internal control over financial reporting and the independent accounting firm’s related opinions. The Audit Committee has discussed with the independent registered public accounting firm, Whitley Penn LLP, the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Whitley Penn LLP the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2015 filed with the SEC.

April 29, 2016	Respectfully submitted by the Audit Committee,

Mark J. Bonney
Robert C. Hausmann
Maribess L. Miller, Chair

This Report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference.

INFORMATION ON THE COMPENSATION OF DIRECTORS

General

A director who is an employee of the Company receives no additional compensation for his or her services as a director. A director who is not an employee (a non-employee director) receives compensation for his or her services as described in the following paragraphs. All directors are reimbursed for reasonable expenses incurred in connection with attendance at board and committee meetings.

Retainer

Each non-employee director receives a quarterly retainer for service as a director. The amount and form of the retainer are fixed from time to time by the Board taking competitive benchmarking into account.

For 2015, the quarterly retainer was $22,000, with an additional $2,000 quarterly retainer for service on each committee of the Board, and an additional $500 quarterly retainer for service as a chair of a committee of the Board. The non-executive Chairman of the Board received an additional quarterly retainer of $5,000. All of these retainers were paid in cash.

For 2016, the Board made changes to the amount and form of the quarterly retainer and committee and other fees as described below under “2016 Executive Compensation Program”.

Non-employee directors do not receive additional compensation for attending board or committee meetings.

Option Awards Upon Initial Election or Appointment

New directors generally receive a grant of options under the Company’s Incentive Plan following their initial election or appointment to the Board.

2015 Director Compensation Paid

The following table sets forth the cash and non-cash compensation paid to our non-employee directors who served in calendar year 2015:

2015 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Mark J. Bonney(2)	$104,000	—	—	—	—	—	$104,000
Michael E. Dailey (3)	$48,000	—	—	—	—	—	$48,000
Taher A. Elgamal	$106,000	—	—	—	—	—	$106,000
Robert C. Hausmann(4)	$127,200	—	—	—	—	—	$127,200
Maribess L. Miller	$106,000	—	—	—	—	—	$106,000

(1)	See the discussion above for an explanation of the components of cash compensation paid to our directors in 2015.
(2)	Fees earned in cash by Mr. Bonney were paid to On Board Advisors, LLC.
(3)	Mr. Dailey left the Board on June 24, 2015.
(4)	Fees earned in cash by Mr. Hausmann were paid to Business Services Group, LLC.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Business

The Company is a leader in email data protection. We offer email encryption, email data loss prevention and Bring-Your-Own-Device data security to meet business data protection and compliance needs. We primarily serve the healthcare, financial services, insurance and government sectors. Our customers include one in every four U.S. banks, one in every five U.S. hospitals, more than 30 Blue Cross Blue Shield organizations, and significant financial regulators such as the Federal Financial Institutions Examination Council, divisions of the U.S. Treasury, the SEC, and the Financial Industry Regulatory Agency.

2015 Financial Performance

In 2015, we delivered revenue of $54.7 million, which constitutes growth of 9% year-over-year. Net Income determined in accordance with generally accepted accounting principles (“GAAP”) was $5.0 million in 2015, compared to $4.1 million in 2014, for an increase of 22%. The 2015 earnings included a non-recurring charge paid in connection with the separation of our CEO of approximately $1.7 million. Cash flow from operations for the full year ended December 31, 2015, was $15.6 million. Cash and cash equivalents at 2015 year-end was $28.7 million. We spent $15.0 million on share repurchases during 2015. We delivered $0.09 of GAAP diluted earnings per share in 2015, up from $0.07 in 2014, an increase of 26% year over year.

Governance and Evolving Compensation Practices

The Compensation Committee and the Board are mindful of evolving practices in executive compensation and corporate governance. In response, we have adopted certain policies and practices that are in keeping with “best practices” in many areas. For example:

•	The Compensation Committee engages an independent compensation consultant to evaluate our executive compensation practices in comparison to a peer group.

•	We do not provide excessive executive perquisites or extraordinary relocation benefits to our named executive officers.

•	We do not provide tax gross-ups on compensation paid to our named executive officers, or on “golden parachute” excise taxes.

•

Our Incentive Plan and our Employee Termination Benefit Agreements have “double-trigger” vesting for equity awards in the context of a change in control if the awards are assumed by the acquiring company, whereby participants would receive accelerated vesting only if the change in control is coupled with their termination without cause or voluntary resignation for good reason.

•	Our Incentive Plan expressly prohibits repricing of options (directly or indirectly) without prior shareholder approval.

•

Our Policy on the Prevention of Insider Trading prohibits various types of transactions involving Company stock or securities, including short sales, options trading, hedging, margin purchases and pledges.

•	Our stock ownership guidelines require our executive officers to align their long-term interests with those of our stockholders.

•	Our executive compensation is subject to recoupment or “clawback” under applicable law and in accordance with the Company’s Incentive Recoupment Policy.

Executive Compensation Overview

A significant portion of the 2015 compensation of our named executive officers was directly affected by our financial results and stock price, both in the amount of cash compensation earned and the value of outstanding long-term equity awards.

For 2015, compensation designed for our executive officers consisted of:

•	Base salary;

•	Short-term cash awards conditioned upon achieving objective performance targets;

•	Long-term equity in the form of restricted stock or restricted stock units; and

•	The same group health and welfare benefit programs and tax-qualified retirement plans that are available to all of our employees.

As described in more detail below, short-term cash performance awards under our 2015 Variable Compensation Program (“VCP”) were tied to achieving pre-established target levels under four objective performance measures: revenue, new first year orders, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), and adjusted earnings per share (“Adjusted EPS”). The Company achieved a portion of the 2015 targets established under the four metrics. Accordingly, the named executive officers received a portion of the payout with respect to the 2015 VCP.

General

The Compensation Committee administers the cash and non-cash compensation programs applicable to our executive officers. The Board generally reviews and ratifies compensation decisions made by the Compensation Committee.

The Compensation Committee makes all decisions about executive officer compensation after discussion with our Chief Executive Officer about his subordinates. The Compensation Committee has often refined compensation recommendations made by the Chief Executive Officer. As a general matter, the Board reviews and ratifies the executive officer compensation decisions made by the Compensation Committee. Consistent with NASDAQ requirements, our Chief Executive Officer’s compensation is determined solely by the Compensation Committee, which is comprised exclusively of independent directors, and the Chief Executive Officer does not participate in discussions or decisions surrounding his compensation.

During 2015, our executive officers were Richard D. Spurr, Michael W. English, Justin K. Ferguson, Russell J. Morgan, and David J. Robertson (collectively, “named executive officers,” or “NEOs”). The compensation paid in 2015 to our NEOs, as set forth below in the “Summary Compensation Table,” primarily consisted of base salary, either restricted stock or restricted stock units and payout with respect to the 2015 VCP. NEOs also received partial match contributions to the Company-sponsored 401(k) plan (which we offer on a non-discriminatory basis to all 401(k) plan participants) and Company-funded life insurance benefits (which we offer on a non-discriminatory basis to all full-time employees). We have no non-qualified deferred compensation arrangements, defined benefit retirement plans or meaningful NEO perquisites.

Compensation Philosophy and Objectives

Our Board of Directors believes that an effective executive compensation program is one that, among other things, accomplishes the following goals:

•	Attracts and retains executives (i) with the experience, skills, and knowledge that our Company seeks and requires and (ii) that are committed to achieving our goals;

•	Rewards the achievement of specific, objective performance metrics established by our Compensation Committee; and

•	Motivates management to increase long-term shareholder value.

Our Board and Compensation Committee seek to implement and maintain a compensation plan for our executive officers that is fair, reasonable, and competitive, and that attracts and retains talented and qualified personnel. Our Board believes that equity awards supplement the cash base salary and motivate the recipient to work to achieve long term value for our shareholders. Our Board also believes that equity awards, variable compensation awards, and termination benefit agreements are crucial to recruiting (and retaining) the services of qualified and talented personnel.

Risk Considerations

The Board and Compensation Committee reviewed with management the design and operation of our compensation programs for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. After conducting its evaluation, the Board concluded that the Company’s compensation programs do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Company.

Role of Executive Officers in Compensation Decisions

Our Board, the Compensation Committee and our management each play a role in our compensation process. The Compensation Committee reviews and approves our executive compensation practices, which the Board then reviews and customarily ratifies. The CEO does not participate in discussions or decisions about his own compensation. Our Board has delegated to our management the authority to make certain compensation related decision for employees who are not executive officers.

Approval Authority for Certain Compensation Related Matters

Compensation decisions affecting the CEO and other NEOs are approved by the Compensation Committee, which is comprised solely of independent directors, and are separately ratified by the Board, except that the CEO does not participate in any discussions or decisions related to the CEO’s own compensation.

Competitive Market Information

In 2012, the Compensation Committee engaged Paradox to evaluate the Company’s compensation for various selected positions, including the named executive officers, in order to assist the Compensation Committee in setting executive compensation that is market competitive. The Compensation Committee and Board considered this study when setting executive compensation for 2014. As noted below, the Compensation Committee engaged Paradox to conduct another competitive analysis in 2014, which the Board considered when setting executive compensation for 2015 and 2016.

After consideration of company revenue and market capitalization of companies in the Company’s technology industry segment, Paradox and the Compensation Committee chose a group of 16 peer companies as compensation analysis comparators for the 2014 study. This group consisted of the following companies:

Compensation Analysis Peer Group

Bridgeline	GlobalScape
Brightcove	Glowpoint
Callidus Software	Proofpoint
Carbonite	Sciquest
Coverall	Smith Micro Software
Digimarc	Support.com
Falconstor Software	Wave Systems
FireEye	Widepoint

Similar to the Company, each of these peer group companies used a business-to-business (B2B) sales model. The Compensation Committee believed this was important factor in the selection of the peer group because B2B companies tend to have very different revenue and profit profiles than companies using business-to-consumer (B2C) sales models. Data from the compensation analysis peer group was evaluated with respect to base salary, actual total cash (base salary + last actual bonus), long-term incentive values, and total direct compensation (base salary + last actual bonus + total long-term incentive values).

Although comparisons varied by individual, on average, Paradox considered the Company to have good positioning on total cash compensation for the named executive officers in the 2014 study. While the data showed that total cash compensation was significantly below the median and mean for several positions, Paradox indicated that ten of the 16 companies in the compensation analysis peer group had low or no bonus awards, due to negative EBITDA. With positive EBITDA more consistently represented across the peer group, total cash compensation in the benchmark companies would have been expected to be higher.

The Company’s total direct compensation for the named executive officers was significantly below median and mean in the 2014 study, due to no bonuses being paid for 2013 performance and also, lower than market equity awards. For example, for the CEO, total direct compensation was more than 25% below the median (50th percentile) of the compensation analysis peer group.

When evaluating the types of long-term incentive awards granted, Paradox reviewed the practices of a broader group of companies and determined that, on average, such companies were granting a mix of both stock options and restricted stock awards to their executive officers.

Executive Officer Base Salaries and Compensation Comparisons

Our executive officers’ salaries are, in general, established by the Compensation Committee by (a) reference to each executive’s position with our Company and (b) a subjective assessment of the cost to us of hiring executives with comparable experience and skills. For 2015, the Compensation Committee also considered the 2014 executive compensation study prepared by Paradox. We believe this approach offers our executives, including our named executive officers, a reasonable base salary as subjectively determined by our Compensation Committee following a recommendation by our CEO. In connection with this process, the Board ratifies NEO base salary determinations made by the Compensation Committee, and the CEO’s base salary is determined and ratified without any input or participation by the CEO. The amount of compensation awarded to each of the executive officers relates primarily to the experience, responsibilities and performance of each executive officer, as well as to a subjective assessment of compensation paid by similar companies for comparable positions.

After consideration of these factors, in April 2015, Mr. English’s base salary was increased by 15.0% and Mr. Robertson’s base salary was increased by 8.0%. Base salaries for Mr. Spurr and Mr. Morgan remained unchanged.

Executive Officer Variable Compensation

We believe that variable compensation, based on the Company’s achievement of objective performance measures, is an important component of an executive’s overall compensation package and helps to attract and retain executives with the skills, experience, and knowledge we seek. Furthermore, we believe a variable compensation element motivates the recipient to achieve financial and business objectives established by our Board and enables the recipient to share in the success of our business endeavors.

The Company’s executive officers, other than executives whose primary function is sales, typically are eligible to receive awards under VCPs approved by our Compensation Committee for each calendar year. Each executive officer is provided a total variable compensation opportunity, with payment conditioned upon the Company meeting objective performance targets under various metrics that are established by the Compensation Committee. Achievement of the target level of performance, and payment of the associated variable compensation opportunity, is determined separately by the Compensation Committee for each performance metric. Therefore, the Company need not meet the performance targets under all of the metrics in order to pay variable compensation. For 2015, our Compensation Committee approved a VCP with metrics based on four objective performance measures:

•	Revenue

•	New first year orders

•	Non-GAAP Adjusted EBITDA. Adjusted EBITDA adds back stock-based compensation and certain litigation and consulting expenses.

•	Non-GAAP Adjusted EPS. Adjusted EPS adds back stock-based compensation, certain litigation and legal expenses, and certain income tax effects.

The 2015 VCP established a minimum performance goal at 90% of target and a target performance goal at 100% for each of the four objective metrics. The achievement of the minimum performance goal for a given performance metric would result in the payment of 50% of the 2015 VCP payment opportunity allocated to that performance metric, and the achievement of the target performance goal for a performance metric would result in the payment of 100% of the 2015 VCP payment opportunity allocated to that performance metric. Any percentage level achievement between the minimum performance goal and target performance goal for a performance metric would result in the payment of a portion of the 2015 VCP payment opportunity allocated to that performance metric determined by interpolation on a straight-line basis.

Each metric was given a 25% weighting. As indicated in the table below, the Company achieved varying levels of the 2015 performance metrics for a weighted average achievement of 98% and a weighted average payout of 87.7% of the 2015 VCP.

Variable Compensation for Named Executive Officers

2015 Performance Metrics	Weight	2015 Metric Target Levels*		2015 Actual Achievement*	2015 Actual % Achievement
Revenue	25%	$50.40	$56.00	$54.71	97.7%
New First Year Orders	25%	$9.89	$10.99	$10.16	92.4%
Adjusted EBITDA**	25%	$13.12	$14.57	$14.83	101.7%
Adjusted EPS**	25%	$0.19	$0.21	$0.21	100.0%
		Minimum Goal		Target Goal	Weighted Average Achievement
		90%		100%	98.0%
		Minimum Payout		Target Payout	Weighted Average Payout %
		50%		100%	87.7%

*	Dollar amounts in millions, except Adjusted EPS.
**	For a detailed description of how the Company uses non-GAAP metrics and arrived at Adjusted EBITDA and Adjusted EPS for the full year 2015, see our fourth quarter earnings release and Form 8-K dated February 16, 2016.

The 2015 VCP 100% target in revenue required the Company to meet the upper end of the Company’s publicly forecast 2015 revenue range. The 2015 VCP 100% target for Adjusted EPS also required the Company to meet the upper end of the Company’s publicly forecast 2015 Adjusted EPS range. The 2015 VCP 100% targets in Adjusted EBITDA and New First Year Orders were based on detailed internal budget forecasts and were calculated by applying the same methodology used to determine the actual Adjusted EBITDA and Adjusted EPS reported quarterly in our earnings release.

The table below sets forth the variable compensation amounts payable to our named executive officers at 100% target achievement under the 2015 VCP, and the amounts actually paid.

Name	Year	Amount Payable at 100% Target Achievement	Amount Actually Paid	Weighted Average Payout Percentage
Richard D. Spurr	2015	$220,000	$192,832	87.7%
Justin K. Ferguson	2015	$15,458	$13,549	87.7%
Michael W. English	2015	$92,750	$81,296	87.7%
Russell J. Morgan	2015	$80,500	$70,559	87.7%
David J. Robertson	2015	$94,500	$82,830	87.7%

Equity-based Awards

General

In recent years, we have awarded stock options and time-based restricted stock and time-based restricted stock units to our executives as a means of retaining and motivating them over the longer-term (and to attract potential executives to accept employment with us). In 2015, we awarded restricted stock units to our CEO and to our other executive officers, one-half of which was time-based and one-half of which was performance-based (the “2015 Equity Grants”), other than a new hire grant of restricted stock to one of the executive officers which was all time based and vests ratably over four years. The time-based portion of the 2015 Equity Grants vest ratably over three years (one-third each year) and the performance-based portion of the 2015 Equity Grants vest ratably over three years (one-third each year) subject to achievement of the annual performance conditions for each tranche. The annual performance conditions for each tranche of the performance-based awards are set annually each year. We did not grant any stock options to our executives in 2015.

We have historically offered an equity element to executive compensation for the following reasons:

•

Equity-based awards motivate the award recipient to work to achieve the financial and business metrics that our Board establishes from time-to-time because it enables the equity recipient to share in the success of our Company’s business , as that success is reflected in our stock price.

•	Equity awards align the recipient’s interest with the stockholders’ interests and promote a long-term focus on shareholder value creation.

•	Equity-based awards are crucial to recruiting and retaining the services of qualified and talented personnel (i.e., the award recipient).

•

We have no non-qualified deferred compensation arrangements and no pension plans; accordingly, our Board believes that equity-based awards are a primary means by which our executives anticipate accumulating value for retirement.

Equity awards, to the extent made, are granted to our executive officers based on the following factors:

•	The impact of the individual’s role to our Company;

•	The individual’s experience, skills and/or knowledge in fulfilling that role;

•	The value of grants in employee retention and motivation for future performance;

•	An assessment of peer companies’ equity-based compensation for similarly-situated executives; and

•	Achieving parity among our executive officers.

Policies and Practices

The Board generally considers and makes equity-based compensation awards to each of our executive officers on an annual basis. The Board generally grants equity awards in the first quarter of each year, following the public announcement of the Company’s financial performance for the prior calendar year.

All stock options granted by the Company have an exercise price equal to or greater than the market price of our common stock on the day of the grant.

2015 Performance-Based Equity Awards

For 2015, our Compensation Committee approved a performance metric of new first year orders for the vesting of the first tranche of the performance-based restricted stock units (“2015 Performance Share Metric”). The performance metric included a minimum performance goal at 90% of target and a target performance goal at 100% for the new first year order performance metric. The achievement of the minimum performance goal would result in the vesting of 50% of the portion of the performance-based restricted stock units eligible for vesting in 2015, and the achievement of the target performance goal would result in the vesting of 100% of the portion of the performance-based restricted stock units eligible for vesting in 2015. Any percentage level achievement between the minimum performance goal and target performance goal would result in the vesting of a portion of the performance-based restricted stock units eligible for vesting in 2015 determined by interpolation on a straight-line basis. The 2015 performance results do not affect the vesting of the 2016 and 2017 tranches of the performance-based equity award. The performance goals for these tranches will be established at the beginning of each year.

As indicated in the table below, the Company met a 92.4% achievement of the 2015 performance metric and a vesting of 62.1% of the portion of the performance-based restricted stock units eligible for vesting in 2015.

Performance Shares for Named Executive Officers

2015 Performance Metric	Weight	2015 Metric Target Levels*		2015 Actual Achievement*	2015 Actual % Achievement
New First Year Orders	100%	$9.89	$10.99	$10.16	92.4%
	Minimum Goal		Target Goal	Achievement
	90%		100%	92.4%
	Minimum Payout		Target Payout	Vesting %
	50%		100%	62.1%

*	Dollar amounts in millions, except Adjusted EPS.

The 2015 Performance Share Metric 100% targets in New First Year Orders were based on detailed internal budget forecasts and were calculated by applying the same methodology used to determine the actual New First Year Orders reported quarterly in our earnings release.

The table below sets forth the performance-based restricted stock units vesting to our named executive officers at 100% target achievement of the 2015 Performance Share Metric, and the shares or units actually vested.

Name	Year	Restricted Stock Units Vesting at 100% Target Achievement(*)	Amount Actually Vested		Vesting Percentage
Richard D. Spurr	2015	16,667	16,667	**	100%**
Justin K. Ferguson	2015	—	—		—
Michael W. English	2015	10,000	6,210		62.1%
Russell J. Morgan	2015	5,000	3,105		62.1%
David J. Robertson	2015	6,667	4,140		62.1%

*	Represents one-third of the total performance-based restricted stock units granted in 2015 by the Company to the executive officer. The remaining portion of the performance-based restricted stock units granted in 2015 will be eligible for vesting in 2016 and 2017 if the Company meets the approved performance goals in 2016 and 2017, respectively.
**	The performance-based restricted stock unit grant vested in full upon Mr. Spurr’s retirement on January 19, 2016 and in accordance with the Company’s Amended and Restated 2012 Incentive Plan and his Second Amended and Restated Employment Termination Benefits Agreement, dated July 21, 2015.

Frequency of Advisory Shareholder Vote on Executive Compensation

At the 2011 Annual Meeting of Shareholders, our stockholders expressed a preference that advisory votes on executive compensation be held on an annual basis. Consistent with this preference, the Board of Directors determined to implement an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at our 2017 annual meeting.

Impact of Accounting and Tax Treatments of Compensation

The Compensation Committee considers the anticipated accounting and tax treatment to the Company and the participants in its review and establishment of compensation programs and payments, but the tax and accounting treatment of the salary compensation, variable compensation, stock options or stock awards paid or awarded to our executives generally is not a material factor in determining the magnitude of compensation payable to our executives or the relative mix of these elements in their compensation packages.

We understand that compensation in excess of $1,000,000 per year realized by our CEO and our three other most highly compensated executive officers (other than our CFO) would not be deductible by us for federal income tax purposes unless the compensation arrangement complies with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Company’s incentive plans are intended to permit awards that are exempt under 162(m), but deductibility of compensation is only one factor that the Compensation Committee and Board take into account in setting executive pay. Accordingly, the Compensation Committee and the Board reserve the right to issue awards that may not be deductible under 162(m).

Incentive Compensation Recoupment Policy

Pursuant to our incentive compensation recoupment policy, if the Board determines that any bonus, incentive award or equity award received by an executive officer was based on any financial results or financial metrics that were achieved as a result of that officer’s misconduct that resulted in material noncompliance by the Company with SEC financial reporting requirements or intentional fraudulent or illegal conduct, we will seek to recover from that executive officer such incentive compensation (in whole or in part) as the Board deems appropriate under the circumstances and as permitted by law. This policy is in addition to the requirements of Section  304 of the Sarbanes-Oxley Act of 2002 that are applicable to our CEO and CFO.

Equity Ownership Guidelines

In order to align the interests of our named executive officers and directors with our stockholders, and to promote a long-term focus on shareholder value creation, our Board has adopted stock ownership guidelines for our directors and executive officers. Under these guidelines, our non-employee directors are expected to attain and hold an ownership position in our common stock that is equal to three times the value of the annual retainer amount each of them receives for service on our Board. Our CEO is expected to attain and hold an ownership position that is equal to three times, and our other NEOs are expected to attain and hold ownership positions that are equal to one times, his or her current base salary. Types of ownership that count toward attainment of these requirements include stock holding in any Company-sponsored plan, direct holdings, indirect holdings, such as shares owned jointly with, or separately by, a person’s immediately family members, and shares underlying vested and unvested restricted shares, restricted stock units and stock options. The value of any share is measured at as the closing price of our Common Stock on the NASDAQ on the date of determination or the date of acquisition, whichever is greater.

Non-employee directors and executive officers have five years from the later of (i) the date of his or her election to the Board or appointment to office, as applicable or (ii) January 1, 2016 to meet the applicable ownership requirement. In the event an executive officer’s annual base salary or a non-employee director’s annual retainer fees are increased, he or she will have two years from the time of the effectiveness of such increase to acquire any additional shares necessary to satisfy the guidelines. Compliance with the ownership guidelines is reviewed annually by the Compensation Committee. Based on the current holdings of our non-employee directors and named executive officers, all of them are either in compliance with these guidelines or are expected to become compliant with these guidelines within the phase-in period described above.

Executive Termination Benefits Agreements

We have agreements with certain of our executive officers and other key executives which provide for payments to those executives if their employment is terminated under specified circumstances. The Board believes that these executive termination benefit agreements (“ETBAs”) encourage employee retention and provide legal consideration supporting the enforceability of confidentiality, non-competition and non-solicitation obligations undertaken by our executives. See “Severance Benefits” for a summary of these ETBAs and the benefits potentially payable in certain scenarios.

In 2015, we made the following updates to our standard form ETBA. We included a “compare and take better” provision in connection with a possible imposition of excise tax related to a change in control. This provision provides for a comparison of the after-tax benefit to the employee (i) if the total parachute payment after payment of the excise tax and income tax to (ii) a cutback of the parachute payment to the extent needed to avoid the imposition of excise tax. The employee would be paid whichever amount yields the more favorable result to the employee.

2016 Executive Compensation Program

The Company made no significant changes to its executive compensation program for 2016. Minor market adjustments were made to the base salaries of several executive officers.

In 2014, the Compensation Committee asked Paradox to assess and evaluate the Company’s Board compensation structure, with the following objectives:

•	Advise the Compensation Committee as to best practices for Board compensation in the Company’s industry,

•	Assess the competitiveness of the Company’s Board compensation, both in terms of type (equity versus cash) and amount, and

•	Implement a structure that reflects both industry best practice and competitive data.

In 2015 and following the Compensation Committee’s and Board’s consideration of the 2014 study and discussion with Paradox, and upon the recommendation of Compensation Committee, the Board implemented the following non-employee director compensation program for 2016:

•

Each non-employee director is entitled to receive an annual retainer with an aggregate value of $112,000 (the “Annual Retainer”). Subject to the election of the director otherwise (as discussed below), the Annual Retainer will be paid 60% in cash (“Cash Portion”) and 40% in the form of stock options (“Equity Portion”).

•

Non-employee directors have the one-time option to increase the Equity Portion (with a corresponding decrease in the Cash Portion) and, subject to compliance with the Company’s stock ownership guidelines, to increase the Cash Portion (with a corresponding decrease in the Equity Portion).

•

Each non-employee director also has the option (the “Restricted Stock Right”) to receive any whole percentage above 0% and up to 50% of the Equity Portion in a one-time grant of restricted stock, rather than stock options. In the event any non-employee director exercises his or her Restricted Stock Right, the option component of the Equity Portion will be reduced by a corresponding amount.

•	All such options and restricted stock vest quarterly over a period of one year.

•

The non-executive Chairman of the Board also will receive an additional annual fee of $24,000 and each non-employee director serving as a chair of one of the standing Board committees will receive an additional annual fee, as follows:

•	Audit Committee - $14,000

•	Compensation Committee - $10,000

•	Nominating & Corporate Governance Committee - $7,500

•	Each non-employee director will receive an annual fee of $5,000 for service on each standing committee of the Board (committee chairs will not receive this fee).

•	All of the cash fees described above will be paid in four quarterly installments. All of the equity awards described above were granted in the first quarter of 2016.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee has recommended to our Board that the “Compensation Discussion and Analysis” be included in our proxy statement for the 2016 Annual Meeting of Shareholders (and incorporated by reference into our 2015 Annual Report on Form 10-K).

April 29, 2016	Respectfully submitted by the Compensation Committee,

Taher A. Elgamal
Robert C. Hausmann, Chair
Maribess L. Miller

Affirmed by non-member independent director,

Mark J. Bonney

2015 EXECUTIVE COMPENSATION

The following narrative, tables and footnotes describe the “total compensation” earned during fiscal year 2015 by our named executive officers.

Summary Compensation Table

The following table sets forth the compensation during the last three years paid to or earned by the Company’s CEO, CFO and the three other most highly compensated executive officers who were serving as executive officers as of the end of 2015.

Name and Principal Position	Year	Salary	Stock Awards (1)		Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Richard D. Spurr Chairman, Chief Executive Officer and President	2015	$350,000	$388,000		—	$192,832	$15,118	$945,950
	2014	$350,000	$466,000	(4)	—	—	$13,207	$829,207
	2013	$350,000	$345,000		$212,690	—	$9,781	$917,471

Justin K. Ferguson Vice President, General Counsel and Secretary	2015	$44,167	$518,000		—	$13,549	$25,187	$600,903
	2014	—	—		—	—	—	—
	2013	—	—		—	—	—	—

Michael W. English Vice President and Chief Financial Officer	2015	$256,250	$232,800		—	$81,296	$4,100	$574,446
	2014	$226,250	$93,200		—	—	$3,235	$322,684
	2013	$215,000	$172,500		—	—	$2,038	$389,538

Russell J. Morgan(5) Vice President, Client Services	2015	$180,136	$116,400		—	$70,559	$8,048	$375,143
	2014	$208,311	$69,900		—	—	$10,402	$288,613
	2013	$223,238	$120,750		—	—	$9,337	$353,325

David J. Robertson Vice President, Engineering	2015	$265,000	$155,200		—	$82,830	$11,565	$514,595
	2014	$250,000	$186,400		—	—	$10,051	$446,451
	2013	$250,000	$207,000		—	—	$8,594	$465,594

(1)	The stated amount is the aggregate grant date fair value of (a) stock awards, such as restricted stock and restricted stock units, and (b) stock options awarded. These amounts were computed in accordance with the requirements of FASB ASC Topic 718. The assumptions underlying the computation of the fair market value of these options (and the corresponding compensation expense during calendar years 2013, 2014 and 2015) are set forth in Footnote 3, “Stock Options and Stock-based Employee Compensation” to our Audited Financial Statements included in our 2015 Annual Report on Form 10-K.
(2)	The stated amounts represent annual incentive compensation paid based on the achievement of the predetermined performance objectives approved by the independent members of our Board. The actual cash payment for attainment of all or part of the objectives may be paid at the end of calendar year associated with the goals and/or at the beginning of the next calendar year.
(3)	Includes 401(k) Company contribution (which we offer on a non-discriminatory basis to all 401(k) plan participants), and life insurance premiums paid by the Company (which we offer on a non-discriminatory basis to all full-time employees) for the benefit of the named person. Also includes for some executives the value of guest travel to a Company meeting. For Mr. Ferguson, this also includes a new hire signing bonus of $25,000.
(4)	Mr. Spurr received a performance-based equity grant of 100,000 shares in 2014. The performance target under the 2014 New First Year Orders metric was not met, and the grant was cancelled as of December 31, 2014.
(5)	Actual compensation to Mr. Morgan was paid in Canadian dollars and has been translated to U.S. dollars using the 2015, 2014 and 2013 average daily exchange rates, respectively, of 0.783, 0.906 and 0.971 U.S. dollars per Canadian dollar.

2015 Grants of Plan-Based Awards

The following table sets forth the plan-based awards granted to named executive officers pursuant to Company plans during 2015.

Name	Grant Date of Equity- Based Awards	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Options Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Minimum	Target (#)	Target (2)
Richard D. Spurr	02/19/15	Restricted Stock Unit			50,000	50,000	—	—	$388,000
		Cash Incentive	$110,000	$220,000
Justin K. Ferguson	11/01/15	Restricted Stock			—	100,000	—	—	$518,000
		Cash Incentive	$7,729	$15,458
Michael W. English	02/19/15	Restricted Stock Unit			30,000	30,000	—	—	$232,800
		Cash Incentive	$46,375	$92,750
Russell J. Morgan	02/19/15	Restricted Stock Unit			15,000	15,000	—	—	$116,400
		Cash Incentive	$40,250	$80,500
David J. Robertson	02/19/15	Restricted Stock Unit			20,000	20,000	—	—	$155,200
		Cash Incentive	$47,250	$94,500

(1)	The target and maximum amounts were established by the independent members of the Board pursuant to our 2015 VCP. The 2015 VCP provided that the amounts to be paid would be based on the achievement of pre-determined performance objectives stated in the VCP. See “Compensation Discussion and Analysis — Executive Officer Variable Compensation” above for more information pertaining to the performance metrics that were used to determine the eligibility for VCP payments in 2015.
(2)	Reflects performance based restricted stock or restricted stock units granted under the Company’s Amended and Restated 2012 Incentive Plan. Such restricted stock or restricted stock units will vest up to 1/3 each year the Company meets the approved performance goals in 2015-2017.
(3)	Reflects restricted stock or restricted stock units issued under the Company’s Amended and Restated 2012 Incentive Plan that vest annually on a pro-rata basis through the third anniversary of the grant date. However, Mr. Ferguson’s new hire grant vests annually on a pro-rata basis through the fourth anniversary of the grant date.
(4)	The stated amount is the aggregate fair market value of the equity grant on the grant date computed in accordance with the requirements of FASB ASC Topic 718. The assumptions underlying the computation of the fair market value are set forth in Footnote 3, “Stock Options and Stock-based Employee Compensation” to our audited financial statements included in our 2015 Annual Report on Form 10-K.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards granted to the named executive officers as of December 31, 2015.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (1)	Number of Securities Underlying Unexercised Options (1)	Option Exercise	Option Grant	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have
Name	Exercisable	Unexercisable	Price	Date	Date	Vested (2)	Not Vested	Vested (3)	Not Vested
Richard D. Spurr	400,000	—	$4.87	12/20/07	12/19/17	—	—	—	—
	—	46,875	$2.49	07/26/12	07/25/22	37,500	$190,500	—	—
	6,2050	—	$3.45	02/21/13	02/20/23	50,000	$254,000	—	—
	—	—	—	—	—	50,000	$254,000	50,000	$254,000
Justin F. Ferguson	—	—	—			100,000	$508,000	—	—
Michael W. English	9,000	—	$4.87	12/20/07	12/19/17	—	—	—	—
	30,000	—	$3.86	07/28/11	07/27/21	—	—	—	—
	35,000		$2.93	03/08/12	03/07/22	—	—	—	—
	5,625	7,875	$2.49	07/26/12	07/25/22	4,500	$22,860	—	—
	—	—	—	—	—	25,000	$127,000	—	—
	—	—	—	—	—	15,000	$76,200	—	—
	—	—	—	—	—	30,000	$152,400	30,000	$152,400
Russell J. Morgan	—	2,438	$2.49	07/26/12	07/25/22	3,250	$16,510
	—	—	—	—	—	17,500	$88,900
	—	—	—	—	—	11,250	$57,150
	—	—	—	—	—	15,000	$76,200	15,000	$76,200
David J. Robertson	75,000	—	$4.87	12/20/07	12/19/17	—	—	—	—
	18,750	—	$1.11	12/23/08	12/22/18	—	—	—	—
	80,000	—	$2.05	02/18/10	02/17/20	—	—	—	—
	40,000	—	$3.86	07/28/11	07/27/21	—	—	—	—
	40,000	—	$2.93	03/08/12	03/07/22	—	—	—	—
	81,250	18,750	$2.49	07/26/12	07/25/22	25,000	$127,000	—	—
	—	—	—	—	—	30,000	$152,400	—	—
	—	—	—	—	—	30,000	$152,400	—	—
	—	—	—	—	—	20,000	$101,600	20,000	$101,600

(1)	Option grants made prior to June 2012 vest quarterly on a pro-rata basis through the third anniversary of the grant date. Options granted after June 2012 vest quarterly on a pro-rata basis through the fourth anniversary of the grant date.
(2)	The restrictions on these time-based restricted stock and restricted stock grants lapse annually on a pro-rata basis through either the third or fourth anniversaries of the grant date.
(3)	The restrictions on these performance-based restricted stock and restricted stock unit grants lapse annually for three years based on attainment of specific criteria as set by the Compensation Committee each year.

2015 Option Exercises and Stock Vested

The following table presents information concerning stock options exercised by the named executive officers in 2015 and stock awards held by our named executive officers that vested in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard D. Spurr	1,265,625	$1,809,630	62,500	$282,375
Justin K. Ferguson	—	$0	—	$0
Michael W. English	—	$0	22,000	$89,130
Russell J. Morgan	233,134	$464,604	15,750	$63,843
David J. Robertson	200,000	$454,522	50,000	$220,000

Pension Benefits

We have no Company-sponsored plans that provide for specified retirement payments and benefits, or payments and benefits that will be provided primarily following retirement, to any Company employees.

Nonqualified Deferred Compensation

We have no Company-sponsored plans that provide for the payment of nonqualified deferred compensation to any Company employees.

Separation Payments and Change of Control Payments

General

We have agreements with certain of our executive officers and other key executives which provide for payments to those executives if their employment is terminated under specified circumstances. The Board believes that these executive termination benefit agreements (“ETBAs”) encourage employee retention and provide legal consideration supporting the enforceability of confidentiality, non-competition and non-solicitation obligations undertaken by our executives. These ETBAs, and the benefits potentially payable in certain scenarios, are summarized in the text and table below.

Severance Benefits

Our ETBAs provide for separation payments if the executive’s employment is terminated “other than for cause,” or, following 24-months after a Change in Control, the executive resigns for “good reason,” as those terms are defined in the agreement. The separation payment for Mr. Spurr is equal to 24 months’ base salary and 12 months base salary for the other named executive officers (based on the executive’s highest base salary during the term of his or her employment), plus an amount equal to the payout level for the executive’s performance-based compensation under the relevant plan, as if a Change in Control had occurred. For the VCP, such amount would be pro rated based on the date of separation during the performance measurement period.

For purposes of the ETBA, “good reason” includes a material diminution in the authority, duties or responsibilities of the executive or the person to whom the executive reports, a material diminution in the executive’s base salary, a material change in the geographic location at which the employee must perform services, a material diminution in the budget over which the executive retains authority, or a material breach of the agreement by the Company. The executive may not resign for good reason unless he or she provides adequate notice to the Company affording it an opportunity to remedy the situation giving rise to the good reason event.

For Mr. Spurr the separation payments would be made over a twenty four month period and are conditioned upon him providing the Company a release of liability and complying with non-competition, non-solicitation and other covenants. For all of the other named executive officers with ETBAs, the separation payments would be made over twelve month period.

Accelerated Vesting of Equity-Based Awards

Under the ETBAs, if the executive’s employment is terminated “other than for cause,” with or without a change in control, or the executive resigns for “good reason” within two years following a change in control, all of that executive’s unvested stock options, restricted stock and restricted stock units will immediately vest. For awards subject to performance-based vesting requirements, performance will be deemed to have been achieved at the target level (if the termination occurs during the first half of the performance period) or the greater of target and actual performance as of the date of the change in control (if the termination occurs during the second half of the performance period). The Board believes these vesting acceleration provisions encourage employee retention and in the case of a pending “change in control” transaction motivate the employee to exert efforts to see that the change in control transaction is consummated.

Health Benefits Continuation

Under the ETBAs, the Company will pay the cost of continuation of health benefits for twenty four months for Mr. Spurr and twelve months for the other executive officers upon a termination without cause, or, following 24-months after a Change in Control, a resignation for good reason, as stated in the agreements. The payment will be equal to the cost of 24 (or 12 as applicable) months’ COBRA health insurance coverage, in excess of the amount the executive would have had to pay for such coverage if he or she remained an employee during such period. For executive’s resident outside the U.S., a $1,500 per month payment would be made in lieu of such COBRA amount.

Potential Payments

The table below summarizes the value of potential payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2015 under the circumstances shown, or if a change in control of the Company had occurred on December 31, 2015. The table excludes (1) amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (2) vested account balances in our 401(k) Plan that are generally available to all of our employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

Potential Payments Upon Termination or Change in Control

Name	Benefit	Termination “Without Cause” With or Without a Change in Control	Resignation for “Good Reason” Following a Change in Control	Change in Control (Absent Termination without Cause or Resignation for Good Reason)		Voluntary Termination (without Good Reason)	Death	Disability

Richard D. Spurr	Severance Pay (1)	$700,000	$700,000	—		—	—	—
	Variable Compensation Plan Pro Rata Payment(2)	$220,000	$220,000	$220,000		—	—	—
	Stock Option Vesting Acceleration (3)	$172,344	$172,344	—	(4)	—	—	—
	Stock Restriction Lapses	$899,921	$899,921	—	(4)	—	—	—
	Health Care Benefits (COBRA) (1)	$12,179	$12,179	—		—	—	—

Justin K. Ferguson	Severance Pay (1)	$265,000	$265,000	—		—	—	—
	Variable Compensation Plan Pro Rata Payment(2)	$15,458	$15,458	$15,458		—	—	—
	Stock Option Vesting Acceleration (3)	—	—	—	(4)	—	—	—
	Stock Restriction Lapses	$508,000	$508,000	—	(4)	—	—	—
	Health Care Benefits (COBRA) (1)	$20,376	$20,376	—		—	—	—

Michael W. English	Severance Pay (1)	$265,000	$265,000	—		—	—	—
	Variable Compensation Plan Pro Rata Payment(2)	$92,750	$92,750	$92,750		—	—	—
	Stock Option Vesting Acceleration (3)	$8,741	$8,741	—	(4)	—	—	—
	Stock Restriction Lapses	$499,313	$499,313	—	(4)	—	—	—
	Health Care Benefits (COBRA) (1)	$20,382	$20,382	—		—	—	—

Russell J. Morgan	Severance Pay (1)	$180,136	$180,136	—		—	—	—
	Variable Compensation Plan Pro Rata Payment(2)	$80,500	$80,500	$80,500		—	—	—
	Stock Option Vesting Acceleration (3)	$6,314	$6,314	—	(4)	—	—	—
	Stock Restriction Lapse	$299,187	$299,187	—	(4)	—	—	—
	Health Care Benefits (1)	$18,000	$18,000	—		—	—	—

David J. Robertson	Severance Pay (1)	$270,000	$270,000	—		—	—	—
	Variable Compensation Plan Pro Rata Payment(2)	$94,500	$94,500	$94,500		—	—	—
	Stock Option Vesting Acceleration (3)	$48,563	$48,563	—	(4)	—	—	—
	Stock Restriction Lapses	$613,967	$613,967	—	(4)	—	—	—
	Health Care Benefits (COBRA)(1)	$20,382	$20,382	—		—	—	—

(1)	Severance and health care benefits continuation would be paid over 24 months to Mr. Spurr and 12 months to all other named executive officers. Severance Pay to Mr. Morgan would be paid in Canadian dollars and has been translated to U.S. dollars using the 2015 average daily exchange rates of 0.783 U.S. dollars per Canadian dollar.
(2)	Variable Compensation Plan payments would be made pro rata based on the date of separation. The level of performance is deemed to be at least the 100% target performance level for each metric, or the greater of target or the actual performance level if separation occurs in the last six months of the performance measurement period. Assumes payout at 100% target performance level for each metric.
(3)	Value determined based upon the difference between our stock price on December 31, 2015 of $5.08 and the exercise price of unvested options, if positive, multiplied by the number of options that would become vested upon the termination of employment and/or change in control.
(4)	Assumes that the stock options, restricted stock, and restricted stock units are assumed by the acquiror in a change in control. If the acquiror does not assume or equitably convert the awards, or issue substitute awards, then the vesting would accelerate, and the value of such acceleration would be the same as provided in the first column of this table.

Equity Compensation Plan Information

The following table provides information about our equity compensation arrangements that have been approved by our shareholders, as well as equity compensation arrangements that have not been approved by our shareholders, as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity compensation plans approved by shareholders	2,070,032	$3.13	3,751,308
Equity compensation plans not approved by shareholders	4,020	$1.95	0
Total	2,074,052	$3.13	3,751,308

A description of the material terms of our equity arrangements that have not been approved by our shareholders follows:

Non-Shareholder-Approved Stock Option Agreements With Employees

As of December 31, 2015, option grants to employees were outstanding covering 4,020, shares under our 2001 Employee Stock Option Plan, which was not approved by our shareholders. These options have an exercise price of $1.95 per share. The exercise price of all of these options was the fair market value of our common stock or greater on the date of grant, and the vesting periods ranged from immediately vested to vesting pro-rata over three years.

Non-Shareholder-Approved Stock Option Agreements With Third Parties

From time-to-time, we may grant stock options to advisory board members, consultants, contractors, and other third parties for services provided to our Company. At December 31, 2015, no options were outstanding under non-shareholder approved arrangements to non-employees.

Certain Relationships and Related Transactions

There have been no transactions since January 1, 2015, between the Company and any “related person” required to be reported under SEC Regulation S-K, Item 404(a). Todd R. Spurr, the son of our Director and former CEO, is employed as a Renewals Manager in our encrypted email business sales department. Todd Spurr’s employment with us pre-dates his father’s employment with us. Todd Spurr’s compensation is comprised of a base salary and commissions and is commensurate with other similarly-situated employees.

Our Audit Committee Charter provides that the Audit Committee reviews and addresses conflicts of interest of directors and officers. Unless otherwise approved by another independent body of the Board in accordance with NASDAQ Listing Rule 5630, the Audit Committee reviews, discusses with management and, if deemed advisable, the Company’s independent auditor, and determines whether to approve any transactions or courses of dealing with related parties. “Transactions or courses of dealing with related parties” includes all transactions required to be disclosed under Item 404 of Regulation S-K.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting of Shareholders. If any other matters properly come before the Annual Meeting of Shareholders, it is the intention of the persons named as proxy holders in the accompanying proxy card and voting instructions to vote the relevant shares in their discretion. Discretionary authority with respect to other matters is granted by signing and returning the enclosed proxy card or by otherwise providing voting instructions.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any reports, statements or other information that we file with the SEC directly from the SEC. You may either:

•	Read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 100 F Street, N.E., Washington, D.C. 20549; or

•	Visit the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.

You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You should rely only on the information contained (or incorporated by reference) in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 29, 2016. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement).

Our Annual Report to shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2015 (excluding exhibits), is being mailed together with this Proxy Statement and is available on our website at investor.zixcorp.com in accordance with the SEC’s “notice and access” regulations. The Annual Report does not constitute any part of the proxy solicitation material.

Please date, sign and return the proxy card at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. We would appreciate the prompt return of your proxy card, as it will save the expense of further mailings.

By Order of the Board of Directors,

Dallas, Texas	Justin K. Ferguson
April 29, 2016	Vice President, General Counsel &Corporate Secretary

ZIX CORPORATION 2711 N. HASKELL AVENUE SUITE 2200, LB36 DALLAS, TX 75204-2960

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees		☐	☐	☐
01 Mark J. Bonney 02 Taher A. Elgamal 03 Robert C. Hausmann 04 Maribess L. Miller 05 Richard D. Spurr 06 David J. Wagner
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Ratification of Appointment of Whitley Penn LLP as Independent Registered Public Accountants.							☐	☐	☐
3	Advisory vote to approve executive compensation.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

ZIX CORPORATION

Annual Meeting of Shareholders

June 8, 2016 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Justin K. Ferguson and Michael W. English, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot and in his/her discretion as to such other business as may properly come before the above stated meeting, all of the shares of Common stock of ZIX CORPORATION that the shareholder(s) is/are entitled to vote at the above-stated annual meeting, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change / comments:

__________________________________________________________________________________________

___________________________________________________________________________________________

___________________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side